AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEREPLAST, INC.

(Exact name of registrant as specified in its charter)

Nevada	2821	91-2154289
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

300 N. Continental Blvd., Suite 100

El Segundo California 90245

(310) 615-1900

(Address and telephone number of principal executive offices)

Frederic Scheer

300 N. Continental Blvd., Suite 100

El Segundo California 90245

(310) 615-1900

(Name, address and telephone number of agent for service)

Copies to:

Marcelle Balcombe, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filed, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	49,022,252 shares(2)	$0.01	$490,223	$66.87
Total	49,022,252 shares	$0.01	$490,223	$66.87

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTCQB on January 18, 2013, which was $0.01 per share.
(2)	Represents shares issuable upon conversion of Series A Preferred Stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2013

PROSPECTUS

49,022,252 shares of common stock

CEREPLAST, INC.

The selling stockholder named in this prospectus is offering to sell up to 49,022,252 shares of common stock of Cereplast, Inc. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

Our common stock currently trades on the OTCQB under the symbol “CERP.” On January 24, 2013, the last reported sale price for our common stock on the OTCQB was $0.03 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholder is offering these shares of common stock. The selling stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholder will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2013

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. The terms “Cereplast,” the “Company,” “we,” “our” or “us” in this prospectus refer to Cereplast, Inc. and its subsidiaries, unless the context suggests otherwise.

ABOUT CEREPLAST

We have developed and are commercializing proprietary bio-based resins through two complementary product families: Cereplast Compostables ® resins which are compostable, renewable, ecologically sound substitutes for petroleum-based plastics, and Cereplast Sustainables™ resins (including the Cereplast Hybrid Resins product line), which replaces up to 90% of the petroleum-based content of traditional plastics with materials from renewable resources. Our resins can be converted into finished products using conventional manufacturing equipment without significant additional capital investment by downstream converters.

The demand for non-petroleum based, clean and renewable sources for materials, such as bioplastics, and the demand for compostable/biodegradable products are being driven globally by a variety of factors, including fossil fuel price volatility, energy security and environmental concerns. These factors have led to increased spending on clean and renewable products by corporations and individuals as well as legislative initiatives at national, state and local level.

We are a full-service resin solution provider uniquely positioned to capitalize on the rapidly increasing demand for sustainable and environmentally friendly alternatives to traditional plastic products.

We primarily conduct our operations through two product families:

•

Cereplast Compostables ® resins are compostable and bio-based, ecologically-sound substitutes for petroleum-based plastics targeting primarily compostable bags, single-use food service products and packaging applications. We offer 13 commercial grades of Compostables resins in this product line. These resins are compatible with existing manufacturing processes and equipment making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Compostables line in November 2006.

•

Cereplast Sustainables™ resins are partially or fully bio-based, ecologically sound substitutes for fully petroleum-based plastics targeting primarily durable goods, packaging applications. We offer six commercial grades of Sustainable resins in this product line. These resins are compatible with existing manufacturing processes and equipment, making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Sustainable line in late 2007 under the name “Cereplast Hybrid Resins ® .”

•

Cereplast Hybrid Resins ® products replace up to 55% of the petroleum content in conventional plastics with bio-based materials such as industrial starches sourced from plants. The Hybrid resins line is designed to offer similar properties to traditional polyolefins such as impact strength and heat deflection temperature, and is compatible with existing converter processes and equipment. The Cereplast Hybrid Resins ® line provides a viable alternative for brand owners and converters looking to partially replace petroleum-based resins in durable goods applications. Hybrid resins address this need in a wide range of markets, including automotive, consumer goods, consumer electronics, medical, packaging, and construction. We commercially introduced our first grade of Hybrid resin, Hybrid 150, at the end of 2007. We currently offer four commercial grades in this product line.

•

Cereplast Algae Plastic ® resins. In October of 2009 we announced that we have been developing a new technology to transform algae into bioplastics and intend to launch a new resin family containing algae-based materials that will complement our existing line of resins. The first commercial product with Cereplast Algae Plastic ® resin is now being produced and sold as part of our Sustainables resin family. We believe that it is important to enhance research on non-food crops as we expect a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae are the first non-food crop project that we have introduced and our R&D department is contemplating the development of additional non-food crop based materials in future years.

Our patent portfolio is currently comprised of six patents in the United States, one Mexican patent, and eight pending patent applications in the U.S. and abroad. Our trademark portfolio is currently comprised of approximately 45 registered marks and 21 pending applications in the U.S. and abroad.

We are a Nevada corporation with our principal executive offices are located at 300 Continental Blvd., Suite 100, El Segundo, California. Our telephone number is (310) 615-1900. Our website is located at www.cereplast.com. Information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

ABOUT THIS OFFERING

Ironridge Purchase Agreement Transaction

On August 24, 2012, the Company entered into a Stock Purchase Agreement with Ironridge Technology Co., a division of Ironridge Global IV, Ltd (“Ironridge”), and on January 2, 2013, the Company and Ironridge entered into an amendment thereto (as amended, the “Ironridge Purchase Agreement”) pursuant to which Ironridge agreed to purchase from the Company, and we agreed to sell to Ironridge (subject to the terms and conditions set forth therein), an aggregate of $5,000,000 of Series A Preferred Stock at a price of $10,000 per share of Series A Preferred Stock.

The initial closing under the Ironridge Purchase Agreement, pursuant to which the Company sold to Ironridge 30 shares of Series A Preferred Stock for a purchase price of $300,000, and also issued to Ironridge 25 shares of Series A Preferred Stock as a commitment fee, occurred on August 24, 2012 (the “Initial Closing”).

On September 28, 2012, the Company entered into a waiver agreement (the “September Waiver Agreement”) with Ironridge pursuant to which the Company sold to Ironridge 10 shares of Series D Preferred Stock for a purchase price of $100,000, and issued to Ironridge an additional 8 shares of Series D Preferred Stock as a non-refundable commitment fee for entering into the September Waiver Agreement (the “Second Closing”).

On October 8, 2012, the Company entered into a waiver agreement (the “October Waiver Agreement”) with Ironridge pursuant to which the Company sold to Ironridge 10 shares of Series D Preferred Stock for a purchase price of $100,000, and issued to Ironridge an additional 9 shares of Series D Preferred Stock as a non-refundable commitment fee for entering into the October Waiver Agreement (the “Third Closing”).

Subsequent closings under the Ironridge Purchase Agreement (“Subsequent Closings”) will occur in tranches of 25 shares of Series A Preferred Stock, on the first day of each calendar month (or earlier, at the Company’s option), following satisfaction of certain conditions set forth in the Ironridge Purchase Agreement including a registration statement, covering at least the number of shares reasonably necessary for the conversion of all shares of Series A Preferred Stock then outstanding and to be issued at such Subsequent Closing, being current and effective, and at least $1 million in aggregate trading volume since the prior closing under the Ironridge Purchase Agreement.

In connection with the Ironridge Purchase Agreement, on August 24, 2012, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (“Certificate of Designation”) with the Secretary of State of Nevada. Under the Certificate of Designation, the Series A Preferred Stock ranks senior with respect to dividend and rights upon liquidation to the Company’s common stock and junior to all existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions), the Series A Preferred Stock shall have no voting rights. Holders of Series A Preferred Stock are entitled to cumulative dividends at a rate of 2.5% per annum when and if declared by the Board of Directors in its sole discretion.

The Series A Preferred Stock may be converted into share of common stock of the Company at the option of the Company (subject to the satisfaction of certain Equity Conditions set forth in the Certificate of Designation, or if the closing price of the common stock exceeds 200% of the conversion price of $0.25 for any 20 consecutive trading days) or the holder. In the event of a conversion at the election of the holder or the Company, the Company shall issue to the holder such number of shares of common stock equal to (a) the Early Redemption Price (as defined in the Certificate of Designation), multiplied by (b) the number of shares being converted, divided by (c) the conversion price of $0.25.

Unless the Company has received the approval of the holders of a majority of the Series A Preferred Stock then outstanding, the Company may not (i) alter or change adversely the powers, preferences or rights of the holders of the Series A Preferred Stock or alter or amend the Certificate of Designation; (ii) authorize or create any class of stock ranking senior as to distribution of dividends senior to the Series A Preferred Stock; (iii) amend its certificate of incorporation in breach of any provisions of the Certificate of Designation; (iv) increase the authorized number of Series A Preferred Stock; or (v) liquidate, or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event, as defined in the Certificate of Designation.

Upon or after 18 years after the Issuance Date, the Company will have the right to redeem 100% of the Series A Preferred Stock at a price of $10,000 per share plus any accrued and unpaid dividends (the “Corporation Redemption Price”). The Company is also permitted to redeem the Series A Preferred Stock at any time after issuance at price per share equal to the sum of the following: (a) the Corporation Redemption Price, plus (b) the Embedded Derivative Liability (as defined in the Certificate of Designation), less (c) any dividends that have been paid. The Certificate of Designation also provides for mandatory redemption if the Company determines to liquidate, dissolve or wind-up its business or effects any Deemed Liquidation Event.

In connection with the Ironridge Purchase Agreement, the Company entered into a Registration Rights Agreement, and an amendment thereto, pursuant to which the Company agreed to register the shares of common stock issuable upon conversion of the shares of Series A Preferred Stock issuable under the Ironridge Purchase Agreement. The Company agreed to file such registration statement on or before October 31, 2012 (subsequently amended to November 2, 2013) and to use its best efforts to have such registration statement declared effective on or before the 150th day thereafter.

This prospectus includes 49,022,252 shares of common stock issuable upon conversion of Series A Preferred Stock. The amount of shares included in this prospectus was determined based on one-third of the Company’s public float as of January 25, 2013. As of January 25, 2013, the corresponding number of overlying shares of Series A Preferred Stock is equal to 68. This number of overlying shares of Series A Preferred Stock will vary with the market price of the common stock.

Common stock outstanding prior to the offering	151,596,664 *

Common stock offered by the selling stockholder	49,022,252

Common stock to be outstanding after the offering	200,618,916**

Use of proceeds	We will not receive any proceeds from the sale of the securities hereunder. See “Use of Proceeds” for a complete description.

*	As of January 25, 2013.
**	Assumes issuance and conversion of all shares of the overlying Series A Preferred Stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating to Our Business

We have incurred net losses since inception.

We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. For the nine months ended September 30, 2012 and 2011, we had net revenues of $0.8 million and $20.2 million and incurred net losses of $16.3 million and $7.7 million, respectively. For the years ended December 31, 2011 and 2010, we had net revenues of $20.3 million and $6.3 million, respectively and incurred net losses of $14.0 million and $7.5 million, respectively.

We will need to generate significant additional revenue to achieve profitability. While management believes that we may achieve profitability in the second part of 2013, there can be no assurance that we will do so. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the market acceptance of our bio-based resins, future cost trends for our key raw materials and competitive products and general economic conditions.

We are in default under our indenture. As a result, the lenders could foreclose on our assets, which ultimately could require us to curtail or cease operations.

On January 3, 2013, the Company received a Notice of Event of Default (the “Notice”) from Wells Fargo Bank, National Association, the Trustee under the Indenture (the “Indenture”) dated as of May 24, 2011by and among the Company and the Trustee, with respect to the Company’s 7% Convertible Senior Subordinated Notes (the “Notes”). The Notice was triggered by the failure of the Company to pay on December 1, 2012 pursuant to the terms of the Forbearance Agreements dated as of May 31, 2012 entered into with the holders of the Notes, interest in the amount of $332,500 that was due on June 1, 2012 and interest in the amount of $332,500 due on December 1, 2012. The Notes in the aggregate amount of $12,500,000 were originally issued pursuant to the Indenture on May 24, 2011. As of the date of this prospectus, an aggregate amount of $10,000,000 of the Notes remain outstanding. The Company is currently in negotiations with the holders of the Notes to reach an agreement to pay the outstanding interest payments. If we remain in default under the loan agreement, the Trustee or the holders could foreclose on their collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action could require us to curtail or cease operations.

We have a limited operating history, which makes it difficult to evaluate our financial performance and prospects.

We commenced the marketing and commercial sale of our products within the past three years and continue to develop and launch new bio-based resins. We are, therefore, subject to all of the risks inherent in a new business enterprise, as well as those inherent in a rapidly developing industry. Our limited operating history makes it difficult to evaluate our financial performance and prospects. There can be no assurance that in the future we will generate revenues, operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

Our revenues are highly dependent on customers primarily located in the Europe. Worsening economic conditions or factors negatively affecting the economic health of Europe could reduce our revenues and thus adversely affect our results of operations.

The current financial crisis in Europe (including concerns that certain European countries may default in payments due on their national debt) and the resulting economic uncertainty could adversely impact our operating results until economic conditions in Europe improve and the prospects of national debt defaults in Europe decline. We derive a significant portion of our revenues from customers in Europe, from whom we have experienced a decline in product sales since September 2011. If the European economies further weaken or slow, demand and pricing for our products may be depressed and our customers may reduce or postpone purchases of our products, which may in turn negatively affect our revenues and opportunities for profitability. Any loss of revenues from our major customers could materially affect our business. To the extent that these adverse economic conditions continue or worsen, our business will be negatively affected.

In the current economic environment we will be required to raise additional capital to fund our research and development efforts, marketing programs, as well as our continuing operations and have been successful at doing so.

Our capital requirements depend on several factors, including:

•	the speed at which our products are accepted into the market;

•	the level of spending required to increase and enhance manufacturing capacity;

•	costs of recruiting and retaining qualified personnel; and

•	the level of research and development and market commercialization spending.

Additional capital may be required to continue funding our research and development efforts as well as our continuing operations. Volatility in the financial markets and the weakened global economy, together with the downgrade of the U.S. credit rating and ongoing European debt crisis, have contributed to the current uncertain economic climate. The ongoing credit and liquidity crisis has greatly restricted the availability of capital and has caused the cost of capital (if available) to be much higher than it has traditionally been. Therefore, we have no assurance that we will have further access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our flexibility to react to changing economic and business conditions. There can be no assurance that additional sources of financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our research and development efforts, take advantage of opportunities, develop products or technologies or otherwise respond to competitive pressures will be impaired.

The current uncertainty in global economic conditions could negatively affect our operating results.

The current uncertainty in global economic conditions may result in a further slowdown to the global economy that could affect our business by reducing the prices that our customers may be able or willing to pay for our products or by reducing the demand for our products. Distress in the financial markets also has a negative impact on our distributor customers by affecting their access to liquidity or trade credit which impacts their ability to timely pay their outstanding balances to us. The current downturn in the economy may continue to affect consumer purchases of our product and adversely impact our results of operations and continued growth.

The commercial success of our business depends on the widespread market acceptance of products manufactured with our bio-based resins.

Although there is a developed market for petroleum-based plastics, the market for plastics produced with our environmentally friendly bio-based resins is still developing. Our success depends in part on consumer acceptance of these plastic products as well as the success of the commercialization of plastics produced with our bio-based resins by third parties. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our product in the plastics market. The traditional plastics market sector is well-established with entrenched competitors with whom we must compete. Pricing for traditional plastics has been highly volatile in recent years and moved rapidly from conditions which are more supportive of bioplastics to environments which are less favorable (like the present). While we expect to be able to command a premium price for our environmentally sustainable products, a widening gap in the pricing for bioplastics versus petroleum-based plastics may reduce the size of our addressable market.

We may not be successful in protecting our intellectual property and proprietary rights and may be required to expend significant amounts of money and time in attempting to protect these rights. If we are unable to protect our intellectual property and proprietary rights, our competitive position in the market could suffer.

Our intellectual property consists of patents, copyrights, trade secrets, trade dress and trademarks. Our success depends in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies, brands and products in the U.S. and in other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems may be caused by, among other factors, a lack of rules and methods for defending intellectual property rights.

The enforceability of patent positions cannot be predicted with certainty. We will apply for patents covering both our technologies and our products, if any, as we deem appropriate. Patents, if issued, may be challenged, invalidated or circumvented. There can be no assurance that no other relevant patents have been issued that could block our ability to obtain patents or to operate as we would like. Others may independently develop similar technologies or may duplicate technologies developed by us. Our future commercial success requires us not to infringe on patents and proprietary rights of third parties, or breach any licenses or other agreements that we have entered into with respect to our technologies, products and businesses. If we were to be sued for patent infringement, we might be subject to significant damages, enjoined from continuing certain businesses, or required to enter into a license agreement. There is no guarantee that such a license would be available at all or available on reasonable terms. If we were to breach any of our existing license agreements, the licensor might exercise its right to terminate the agreement, and if sued, we might be subject to damages.

We are not currently a party to any litigation with respect to any of our patent positions. However, if we become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or other intellectual property proceedings outside of the U.S., we might have to spend significant amounts of money to defend our intellectual property rights. If any of our competitors files patent applications or obtains patents that claim inventions or other rights also claimed by us, we may have to participate in interference proceedings declared by the relevant patent regulatory agency to determine priority of invention and our right to a patent of these inventions in the U.S. Even if the outcome is favorable, such proceedings might result in substantial costs to us, including from (i) significant legal fees and other expenses, (ii) diversion of management time and (iii) disruption of our business. Even if successful on priority grounds, an interference proceeding may result in loss of claims based on patentability grounds raised in the interference proceeding. Uncertainties resulting from initiation and continuation of any patent or related litigation also might harm our ability to continue our research or to bring products to market.

An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions would undercut or invalidate our intellectual property position. An adverse ruling also could subject us to significant liability for damages, prevent us from using certain processes, products, or brand names, or require us to enter into royalty or licensing agreements with third parties. Furthermore, necessary licenses may not be available to us on satisfactory terms, or at all.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

To protect our proprietary technologies and processes, we rely on trade secret protection as well as on formal legal devices such as patents. Although we have taken security measures to protect our trade secrets and other proprietary information, these measures may not provide adequate protection for such information. Our policy is to execute confidentiality and proprietary information agreements with each of our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not be disclosed to third parties. These agreements also generally provide that technology conceived by the individual in the course of rendering services to us shall be our exclusive property. Even though these agreements are in place there can be no assurances that trade secrets and proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, or that we can fully protect our trade secrets and proprietary information. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline as a result of increased competition. Costly and time-consuming litigation might be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection might adversely affect our ability to continue our research or bring products to market.

Given our limited resources, we may not effectively manage our growth.

Our growth and expansion plan, which includes targeting high-growth segments with commercial products, supporting converter partners and working with brand owners in the adoption of bio-based plastics to enlarge our customer base, expanding our manufacturing capabilities, strengthening our product leadership by developing new formulations in conjunction with customer demands and pursuing strategic alliances, requires significant management time and operational and financial resources. There is no assurance that we have the necessary operational and financial resources to manage our growth. This is especially true as we expand facilities and manufacture our products on a larger commercial scale. In addition, rapid growth in our headcount and operations may place a significant strain on our management, administrative, operational and financial infrastructure. Failure to adequately manage our growth could have a material and adverse effect on our business, results of operations, financial condition and the quoted price of our common stock.

Established product manufacturers could improve their ability to recycle their existing products or develop new environmentally preferable products which could render our technology less competitive.

Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of their products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we compete.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that compete with ours.

A number of companies, including BASF, DuPont, Novamont, NatureWorks and Telles have introduced or are in the process of introducing both bio-based resins and/or compostable synthetic-based resins. We view the threat from this competition is low. Just as a wide variety of different petroleum-based polymers and resins currently serve the needs of the plastic market, we believe that the various resins and polymers offer different properties and are targeted at different applications, making them more complementary and thus broadening the universe of applications for bio-based and compostable plastics.

We rely on prime grade PLA supplied from NatureWorks, LLC in manufacturing some of our Compostables resins. If we lose NatureWorks, LLC as a supplier, the price of these resins may increase or the introduction and market acceptance of these resins may be delayed and our results of operations could be materially adversely affected.

We have entered into a supply agreement with NatureWorks to supply prime grade PLA for some of our raw material needs. NatureWorks, LLC, currently produces the majority of the prime grade PLA in the U.S., and we currently rely on NatureWorks, LLC for a substantial portion of our PLA requirements. For the year ended December 31, 2011, PLA accounted for 10.8% of our total cost of goods sold. If we lose NatureWorks, LLC as a supplier or if NatureWorks, LLC fails to perform its obligations under our supply agreement, it could delay the commercial introduction, hinder market acceptance of these resins and increase the cost of these resins and our results of operations could be materially adversely affected. We continue to develop alternative feedstock to PLA and evaluate additional PLA sources to support some of our Compostables® Resins, which incorporate prime grade PLA. Cereplast Hybrid Resins® do not depend on PLA.

Fluctuations in the costs of our raw materials and competitive products could have an adverse effect on our results of operations and financial condition.

Our results of operations are directly affected by the cost of our raw materials. Our Compostables Resins are based in large part on PLA, a renewable polymer manufactured from an agricultural feedstock (corn sugar). Our ability to offset the effect of raw material prices by increasing sales prices is uncertain. A further increase in the price differential between agricultural –based raw materials relative to petroleum-based plastics could have a negative impact on our results of operations and financial position. Historically, a primary driver for the growth of the bioplastics market has been the rising and increasingly volatile cost of oil, which has narrowed the cost gap between traditional and bio-based plastics, and expectations of sustained large hydrocarbon price increases over the long term which would further enhance the competitiveness of our products. Prices and demand for traditional plastics have collapsed in recent months due to global economic conditions; this in turn has affected the interest in bioplastics by certain market sectors and reduced our relative competitiveness.

We have a large accounts receivable balance, any default in payment by one or more customers could adversely impact our results of operations, financial condition and liquidity.

As of December 31, 2011, we had an aggregate amount of $20.9 million in accounts receivable. Our European customers account for $19.5 million or 93.6% of our accounts receivable balance with average days outstanding of 352. One large European customer accounting for $7.6 million, or 36% of our receivables, is past due. We have another large European customer with $6.1 million or 29% of our receivable balance. We believe both of these customers have possession of unsold products in their inventory and that we could assist them to monetize these products for repayment of their outstanding receivable balances.

The current financial crisis in Europe and the general economic downturn has resulted in longer payment cycles in excess of management’s expectations. If financial or credit conditions worsen in Europe, we may continue to experience difficulties collecting these outstanding balances from our European customers. If these customers were to become insolvent or otherwise be unable or unwilling to make timely payments for any reason, our business, results of operation, financial condition and liquidity will be adversely affected. As a result of the deterioration in economic conditions in Europe and the slow payment by some of our European customers, we have increased our allowance for doubtful accounts by $5.3 million during 2011 and $0.5 million to date during 2012 to reflect management’s assessment of the credit risk associated with these customer balances. If there is additional deterioration in European economic conditions or additional delays or unwillingness of our customers to pay amounts due to us, such allowance will increase.

During the year ended December 31, 2011, we had three significant customers that accounted for approximately 80% of net sales. The loss of these customers could adversely affect our sales and profitability.

During the year ended December 31, 2011, three customers accounted for approximately 80% of our net sales. If these customers elect not to continue purchasing products from us, we may not be able to find other customers whose requirements for our products are as significant. Accordingly, the loss of these significant customers may adversely affect our business, prospects, financial condition and results of operations.

Our operations are subject to regulation by the U.S. Food and Drug Administration.

The manufacture, sale and use of resins are subject to regulation by the U.S. FDA. The FDA’s regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

We believe that our resins are in compliance with all FDA requirements. However, failure to comply with FDA regulations could subject us to administrative, civil or criminal penalties.

Regulatory changes applicable to us, or the products in our end-use markets, could adversely affect our financial condition and results of operations.

We and many of the applications for the products in the end-use markets in which we sell our products are regulated by various national and local regulations. Changes in those regulations could result in additional compliance costs, seizures, confiscations, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products.

We may be liable for damages based on product liability claims brought against our customers in our end-use markets.

Many of our products may provide critical performance attributes to our customers’ products that will be sold to end users who could potentially bring product liability suits in which we could be named as a defendant. The sale of these products involves the risk of product liability claims. If a person were to bring a product liability suit against one of our customers, this customer may attempt to seek contribution from us. A person may also bring a product liability claim directly against us. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments, for which we are not otherwise indemnified, could have a material adverse effect on our financial condition and results of operations.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the competitive markets in which we operate will continue to depend to a significant extent on our leadership and other key management and technical personnel. We may not be able to retain our current management personnel or to recruit qualified individuals to join our management team. The loss of any key individual could have a material and adverse effect on our business.

Disruptions of continuous operation of our Seymour bioplastic production facility could materially and adversely affect our results of operations.

In March 2010, we completed our transfer of operations to our manufacturing facility in Seymour, Indiana. Phase I of the development of the Seymour plant included approximately 50 million pounds of annual capacity of bio-resin and was fully implemented in 2009. This Phase was mechanically completed and includes major supply contracts for operations on a continuous basis. Phase II was completed in March 2010, which encompassed the consolidation of all core manufacturing activities from our Hawthorne plant to the Seymour plant resulting in significant cost, productivity and quality enhancements. If there is any interruption in the operation of our Seymour plant, our sales and results of operations will be materially adversely affected. Further expansions will depend on growth in market demand.

Downturns in general economic conditions could adversely affect our profitability.

Downturns in general economic conditions can cause fluctuations in demand for our products, product prices, volumes and gross margins. Future economic conditions may not be favorable to our industry. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could adversely affect sales of our products and our profitability and could also result in impairments of certain of our assets.

We may be unable to satisfy the conditions for sales of common stock in Subsequent Closings under the Ironridge Purchase Agreement.

Under the Ironridge Purchase Agreement, our right to sell shares of common stock to Ironridge in Subsequent Closings is subject to certain conditions, including $1 million in aggregate trading volume since the prior closing under the Ironridge Purchase Agreement. There is no assurance such conditions will be met. If we fail to satisfy the conditions for Subsequent Closings under the Ironridge Purchase Agreement, we will be unable to sell additional shares of common stock under the Ironridge Purchase Agreement, which would negatively affect our financial condition.

Risks related to our common stock

Because our common stock is not listed on any national securities exchange, investors may find it difficult to buy and sell our shares.

In December 2012, the Company voluntarily withdrew the listing of its common stock from the NASDAQ Capital Market. Since such delisting, our common stock does not trade on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on a national securities exchange. Although our common stock is traded on the OTCQB, this market is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the NASDAQ Capital Market or other national securities exchanges and quotes for stocks included on the OTCQB are not listed in the financial sections of newspapers. Therefore, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

Trading in our common stock can fluctuate significantly and there can be no assurance that an active trading market will either develop or be maintained. Our common stock is expected to continue to experience significant price and volume fluctuations. This trading activity could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that our stock price will decline in the future. We cannot predict the actions of market participants or the stock market as a whole. We can offer no assurances that the market for our common stock will be stable or that our stock price will fluctuate in a manner that is consistent with our operating results.

We have not and do not anticipate paying any dividends on our common stock.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

The rights of the holders of common stock have been impaired by the issuance of preferred stock and may be further impaired by the potential future issuance of preferred stock.

We are authorized to issue up to 5,000,000 shares of blank check preferred stock of which 1,000 shares have been designated as Series A Preferred Stock, of which 30 shares are issued and outstanding. The Series A Preferred Stock ranks senior to the common stock with respect to dividend rights and rights upon liquidation.

Furthermore, our board of directors has the right, without stockholder approval, to issue additional preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible negative impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our common stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for your Common Stock and could limit your ability to sell your securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholder.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For example, assumptions that could cause actual results to vary materially from such future results include, but are not limited to, our ability to successfully develop and market our products to customers; our ability to generate customer demand for our products in our target markets; the development of our target markets and market opportunities; our ability to manufacture suitable products at competitive cost; market pricing for our products and for competing products; the extent of increasing competition; technological developments in our target markets and the development of alternate, competing technologies in them; and sales of shares by existing shareholders. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

SELLING STOCKHOLDER

Below is information with respect to the beneficial ownership of our securities by the selling stockholder as of January 8, 2013. Except as described below, the selling stockholder does not have, and has not had, any position, office or other material relationship with us or any of our affiliates beyond its investment in, or receipt of, our securities, during the past three years. The selling stockholder is not a broker-dealer of affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the selling stockholder and the manner in which the selling stockholder may dispose of its shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes option that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the selling stockholder will sell any or all of the securities covered by this prospectus. The percentages for the selling stockholder are based on 151,596,664 shares of common stock, plus the additional shares that the selling stockholder is deemed to beneficially own as set forth in the table.

The selling stockholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

Name and address of selling stockholder	Number of shares beneficially owned prior to offering		Number of shares offered		Number of shares owned after offering (4)	Percentage of shares owned after offering
Ironridge Technology Co., a division of Ironridge Global IV, Ltd. (1) Harbour House, Waterfront Drive PO Box 972, Road Town Tortola, British Virgin Islands	128,522,572	(2)	49,022,252	(3)	79,500,320	39.6%

(1)	Peter Cooper has voting and investment power over the securities owned by the selling stockholder. For so long as the selling stockholder holds any shares of Series A Preferred Stock or common stock, it is prohibited from, among other actions: (1) voting any shares of common stock owned or controlled by it, exercising any dissenter’s rights, executing or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities; (2) engaging or participating in any actions or plans that relate to or would result in, among other things, (a) acquiring additional securities, alone or together with any other person, which would result in it and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding common stock or other voting securities, (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, (c) a sale or transfer of a material amount of assets, (d) changes in the present board of directors or management, (e) material changes in the capitalization or dividend policy, (f) any other material change in the issuer’s business or corporate structure, (g) actions which may impede the acquisition of control by any person or entity, (h) causing a class of securities to be delisted, (i) causing a class of equity securities to become eligible for termination of registration; or (3) any actions similar to the foregoing.
(2)	Represents shares issuable upon conversion of the shares of Series A Preferred Stock issued at the Initial Closing, Second Closing and Third Closing under the Ironridge Purchase Agreement.
(3)	Represents shares issuable upon conversion of Series A Preferred Stock.
(4)	Assumes all shares offered are sold.

PLAN OF DISTRIBUTION

The selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for purchaser of shares, from purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may be deemed an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed five percent (5%).

The Company is required to pay certain fees and expenses incurred by Company incident to the registration of the shares. Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Penny Stock

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the OTCQB under the trading symbol “CERP.” Previously our common stock was quoted on the NASDAQ Capital Market. The following table shows the reported high and low closing bid quotations per share for our common stock. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	2011		2012
	High	Low	High	Low
First Quarter ended March 31	$5.34	$4.36	$1.25	$0.57
Second Quarter ended June 30	$5.15	$4.16	$0.87	$0.19
Third Quarter ended September 30	$4.87	$2.80	$0.54	$0.18
Fourth Quarter ended December 31	$2.74	$0.80	$0.30	$0.02

Holders

As of January 8, 2013 there were approximately 133 record holders of our common stock, not counting shares held in “street name” in brokerage accounts which is unknown.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain any future earnings for use in the operation and expansion of our business.

DES CRIPTION OF BUSINESS

Overview

We have developed and are commercializing proprietary bio-based resins through two complementary product families: Cereplast Compostables ® resins which are compostable, renewable, ecologically sound substitutes for petroleum-based plastics, and Cereplast Sustainables™ resins (including the Cereplast Hybrid Resins product line), which replaces up to 90% of the petroleum-based content of traditional plastics with materials from renewable resources. Our resins can be converted into finished products using conventional manufacturing equipment without significant additional capital investment by downstream converters.

The demand for non-petroleum based, clean and renewable sources for materials, such as bioplastics, and the demand for compostable/biodegradable products are being driven globally by a variety of factors, including fossil fuel price volatility, energy security and environmental concerns. These factors have led to increased spending on clean and renewable products by corporations and individuals as well as legislative initiatives at national, state and local level.

We are a full-service resin solution provider uniquely positioned to capitalize on the rapidly increasing demand for sustainable and environmentally friendly alternatives to traditional plastic products.

We primarily conduct our operations through two product families:

•

Cereplast Compostables ® resins are compostable and bio-based, ecologically sound substitutes for petroleum-based plastics targeting primarily compostable bags, single-use food service products and packaging applications. We offer 13 commercial grades of Compostable resins in this product line. These resins are compatible with existing manufacturing processes and equipment making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Compostable line in November 2006.

•

Cereplast Sustainables™ resins are partially or fully bio-based, ecologically sound substitutes for fully petroleum-based plastics targeting primarily durable goods, packaging applications. We offer six commercial grades of Sustainable resins in this product line. These resins are compatible with existing manufacturing processes and equipment, making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Sustainable line in late 2007 under the name “Cereplast Hybrid Resins ® .”

•

Cereplast Hybrid Resins ® products replace up to 55% of the petroleum content in conventional plastics with bio-based materials such as industrial starches sourced from plants. The Hybrid resins line is designed to offer similar properties to traditional polyolefins such as impact strength and heat deflection temperature, and is compatible with existing converter processes and equipment. The Cereplast Hybrid Resins ® line provides a viable alternative for brand owners and converters looking to partially replace petroleum-based resins in durable goods applications. Hybrid resins address this need in a wide range of markets, including automotive, consumer goods, consumer electronics, medical, packaging, and construction. We commercially introduced our first grade of Hybrid resin, Hybrid 150, at the end of 2007. We currently offer four commercial grades in this product line.

•

Cereplast Algae Plastic ® resins. In October of 2009 we announced that we have been developing a new technology to transform algae into bioplastics and intend to launch a new resin family containing algae-based materials that will complement our existing line of resins. The first commercial product with Cereplast Algae Plastic ® resin is now being produced and sold as part of our Sustainables resin family. We believe that it is important to enhance research on non-food crops as we expect a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae are the first non-food crop project that we have introduced and our R&D department is contemplating the development of additional non-food crop based materials in future years.

Our patent portfolio is currently comprised of six patents in the United States (“U.S.”), one Mexican patent, and eight pending patent applications in the U.S. and abroad. Our trademark portfolio is currently comprised of approximately 45 registered marks and 21 pending applications in the U.S. and abroad.

Business Strengths

Our competitive strengths position us well in the markets we choose to serve and reinforce our ability to execute our substantial growth plans.

Technology Leadership and Processing Expertise. We are a technology leader in the development of bio-based resins. As of December 31, 2011, our intellectual property includes 15 formulation patents and pending patent applications on a worldwide basis. Our unique formulation technology and proprietary manufacturing expertise, in-depth customer and product knowledge and patent portfolio provide us with a strong competitive position. We leverage our expertise toward the design and adoption of new resins that can be rapidly commercialized by our customers.

Competitive Pricing with Traditional Plastic. Our bio-resins aim to be priced as competitively as possible to petroleum-based plastic alternatives. We have the capability to work with multiple polymer families and sustainable additive families when manufacturing our resins. This gives us the ability to effectively source abundant and low-cost, renewable natural resources from various sources including industrial starches, polylactic acid (“PLA”), recycled bioplastic polymers and other bio-based virgin polymers. The flexibility to continuously choose between various raw materials as market prices change allows us to consistently be more price competitive with traditional petroleum-based alternatives than many other bio-based competitors. We feel this unique breadth of feedstock options and pricing leadership commitment will further market adoption of our products as demand for renewable and clean alternatives to petroleum-based plastics increases in the future and as bio-based alternatives improve in performance and cost.

Scalable and Low-Cost Manufacturing Platform. Our proprietary process to manufacture our resins is modular and scalable in nature, which we believe will allow us to readily expand manufacturing capacity at relatively low incremental cost. Our capital requirement is approximately $7 million for every additional 50 million pounds of capacity. Our manufacturing equipment can be used for both the Cereplast Compostables ® and Cereplast Sustainables™ lines interchangeably. All of the manufacturing equipment we are installing today is readily available from multiple manufacturers. Our facility in Seymour, Indiana (the “Seymour plant”) which started production on March 1, 2010, operates at manufacturing costs and a logistics scale comparable to traditional plastics compounding leaders. The Seymour plant’s competitiveness is supported further by its attractive location close to feedstock sources and major plastics converters. Part of our strategy is to enter into a partnership agreement with large third party compounders around the world to expand manufacturing capability and make it more flexible and cost efficient.

Close Consultative Relationship with Customers. We are a solution provider to both brand owners and converters. We have built a team of skilled technologists with experience in the design and performance characteristics of our resins. Our formulation, processing and dispersion technologies allow us to create proprietary bio-resin blends to meet the specific needs of our converter clients for various end products. We work closely with our customers to understand their needs and develop solutions to address their customer base. Our market reach continues to expand and develop beyond the U.S. to include Europe, Latin America and Asia.

Highly Experienced Management and Technical Team. Senior management has extensive experience developing, manufacturing, marketing and selling plastics and specialty chemicals. This team is composed of veterans from the bioplastics, specialty chemicals, traditional plastics and process engineering industries. In bioplastics alone, our team has over 75 years of cumulative experience despite the young state of market development. Our CEO is the founder of the Biodegradable Products Institute (BPI) and the 2010 Chair of the Society of Plastic Industry Bioplastic Council.

Business Strategy

Target High-Growth Segments with Commercial Products. We believe that bioplastics will continue to take market share from petroleum-based plastics as technologically advanced and commercially feasible alternatives are offered to consumers. In 2007, the compostable biodegradable bioplastic market was estimated to be greater than 540 million pounds. BCC Research estimates this market will grow to 1.2 billion pounds by the end of 2012, a compounded annual growth rate of 17%. We believe that the bioplastics market share will continue to grow rapidly as these resins become increasingly viable due to improving supply and performance characteristics, growing environmental concerns regarding petroleum-based plastics and future concerns regarding oil prices and supply uncertainty

Closely support converter partners and brand owners in the adoption of bio-based plastics to expand our customer base. We develop close working relationships with our customers that enable us to provide solutions and identify opportunities to employ our products. Our strategy is to work closely with both converters and brand owners through a product push and demand pull process. For converters, the sales process is more technical in nature as they focus on the ability to utilize our resins in their traditional manufacturing processes. Brand owners are following the “green” trend and looking for ways to make packaging and other products more environmentally friendly and develop a “green” identity with consumers while satisfying performance and cost requirements.

Expand manufacturing capabilities. We relocated all of our core manufacturing activities from Hawthorne, California (the “Hawthorne plant”) to the Seymour plant in March, 2010. Our Seymour plant is in close proximity to various raw material sources and provides an ideal platform for continued expansion. The combination of greater scale, enhanced manufacturing assets, improved logistics and lowered input costs (such as labor and electricity) dramatically improved operating costs and quality to competitive benchmark levels. A recent example of efficiency was the rail access that was installed by Franklin County and the City of Seymour in close proximity to our plant. Subsequent expansion plans will depend on growth in market demand, but the Seymour plant offers ample infrastructure for development of capacity to a level of 500 million pounds per annum. In 2011, we built an additional manufacturing line, which increased our annual production capacity to 66 million pounds. We completed the purchase of an industrial plant in Cannara, Italy (the “Cannara plant”). We expect to build and establish a 125,000 square foot facility inside the Cannara plant in two phases, with total per annum capacity of 220 million pounds of bioplastics resin production. The first phase will allow for production of 50,000 tons. Additional capacity will be added coincidentally with market demand.

Strengthen our product leadership by developing new formulations and product lines in conjunction with customer demands. We continuously work to strengthen our position in new and more cost competitive resin formulations. We interact with our customers and suppliers not only to improve the performance and broaden the applications for our resins, but also to reduce the material and manufacturing costs of our products. In addition, we maintain a rigorous research and development effort that continues to yield opportunities to broaden and extend our product lines. We continue to develop and refine properties in our resins that have high value for our customers including sustainability, compostability, better thermal properties and printability.

Pursue Strategic Alliances. We continue to pursue strategic business relationships that complement our product portfolio, strengthen our competitiveness or create a new channel to market and increase our rate of growth. We have built strategic partnerships with suppliers, distributors, converters and brand owners to develop and commercialize our products and to bring them to market more quickly than we otherwise could on our own. As a result of these efforts, we have strong or rapidly maturing positions in several key fabrication technologies/industries including thermoforming, injection molding, extrusion coating and resin foaming.

Industry Overview and Outlook

The traditional plastics market is large, operates on a global scale and is comprised of a number of different polymers and resins. It includes a wide range of commodity polymers and resins as well as numerous lower volume, higher performance polymers and resins targeted at specific finished product applications. Plastics are sold in a variety of industries including consumer products, packaging, automotive, construction and electronics. The ubiquitous nature of plastic can be attributed to its durability, cost, adaptability and functionality, which have allowed it to meet a variety of end user requirements including increased health and safety requirements as well as consumer demand for enhanced appearance and packaging.

Led by growing demand in Asia-Pacific and South America, global bioplastics market will reach revenues of more than $2.8 billion in 2018, reflecting average annual growth rates of 17.8%, according to market research firm Ceresana.

According to Reportlinker, it is estimated that the industry will grow over 7 fold in the global market for bioplastics reaching 1.9 million metric tons by 2017 compared to only 264,000 in 2007. Bioplastics currently represent a tiny percentage of the overall plastic market. The worldwide market for biodegradable bioplastics was estimated to be greater than 500 million pounds in 2007, or less than 1% of our targeted traditional plastics markets. Based on recent consulting reports, the demand for bioplastics is estimated to be growing at 17% per annum reaching 1.2 billion pounds by the end of 2012. Beyond the growth potential for fully biodegradable/compostable bioplastics, “hybrid” materials that are sophisticated blends of traditional plastics with sustainable polymers and additives (such as Cereplast Hybrid Resins ® that incorporate natural starches) open up additional markets. By offering enhanced performance characteristics (such as durability) when compared with fully compostable resins, yet delivering a step change in improved feedstock sustainability, these resins open up very large add-on market opportunities.

Market Opportunity

Greater Environmental Concerns. Bioplastics are positioned to benefit from powerful secular trends in favor of reducing the environmental impact of everyday materials. It is estimated that the U.S. generates 210 million tons of trash per year, with approximately 20% of solid municipal waste coming from plastics. According to the U.S. Environmental Protection Agency, less than 6% of waste plastic is recycled. There is concern among the scientific community that global climate change poses an environmental risk that is attributable to an increase in carbon dioxide emissions. According to an EF Consumer Survey, 88% of consumers in the United States believe that environmental issues are important or very important. Furthermore, local governments and large corporations are encouraging the replacement of conventional plastics with alternatives, including bioplastics. Because of fossil fuel’s detrimental impact on the environment, individuals and governments increasingly demand that material suppliers reduce their reliance on oil, curb greenhouse gas emissions and minimize the deposit of solid waste and plastics in the environment. Bioplastics are considered a preferred purchasing item under Federal government policy and numerous local governments have enacted or are considering outright bans on certain plastics or plastic articles.

National Security Concerns. The U.S. consumes approximately 25% of worldwide oil production while only accounting for 5% of the world’s population and 2% of the world’s oil reserves. The majority of U.S. oil needs are met through imports, with a large portion coming from potentially unstable areas of the world including the Middle East, Nigeria and Venezuela. It has been suggested that the U.S. dependence on oil imports is an issue of national security. The use of bioplastics has the ability to reduce U.S. petroleum consumption; approximately 7% of the oil consumed in the U.S. is used for the production of plastic.

Health and Safety Concerns. Consumers have become increasingly concerned about the safety and health of plastics materials that are used in their daily lives, particularly items that are in contact with children (such as toys) or used in food packaging (such as water bottles). Several widely used petroleum based resins including polycarbonates have been the subject of intense scientific and consumer concerns and study regarding their consumer safety. These concerns, along with other examples of tainted plastics and food products manufactured outside the U.S., have led to higher interest in locally manufactured environmentally friendly alternatives such as bioplastics.

Our Resin Products

We have developed and are commercializing proprietary bio-based resins through two complementary product families: Cereplast Compostables ® , renewable, ecologically sound substitutes for single-use petroleum-based plastics and Cereplast Sustainables™, which replace up to 90% of the petroleum-based content of durable petroleum-based plastics with materials from renewable resources. Our Compostable and Sustainable resins can be used in the following conventional converting processes:

•	Injection molding

•	Thermoforming

•	Blown film

•	Blow molding

•	Extrusion for profiles

•	Extrusion coating

All of our resins are genetically modified organism (“GMO”)-free and Food and Drug Administration (the “FDA”) -compliant.

Cereplast Compostables ® Resins

Traditional foodservice disposables, wraps and paperboard are currently manufactured from a variety of materials, including paper and plastic. We believe that each of these materials fail to address fully all three of the principal challenges facing the foodservice industry: performance, price and environmental impact.

Our Compostable resins are renewable substitutes for petroleum-based plastics targeting primarily single-use disposables. We introduced our Compostable resin line in November 2006 and currently offer 13 commercial grades of Compostable Resins in our product line. We designed our Compostable resins to meet the same product specifications of traditional plastic resins and to be processed with the existing equipment used by converters today. All Cereplast Compostables ® resins are certified as biodegradable/compostable in the U.S. and Europe, meeting both U.S. ASTM (American Society for Testing and Materials) standards and European standards for products and services by European Committee for Standardization (EN standards). As required to meet these standards, Cereplast Compostables ® resins will compost in municipal or commercial composting facilities in less than 180 days and will not leave any harmful chemical residues.

Our Compostable Resins have been used to produce foodservice ware, including the first line of fully biodegradable and compostable foodservice ware (plates, bowls, etc.), launched in late 2006. In 2008, we continued to develop markets outside of foodservice ware where our resins have been used to produce commercial quantities of products targeted at the health and beauty sector, advertising materials, rigid food packaging and consumer products. All of these products were manufactured using our resins, which minimize the harmful impact on the environment without sacrificing competitive price or performance.

Our Compostable Resins are primarily made from abundantly available, stable-cost natural raw materials such as plant starch from annually renewable crops such as corn.

Cereplast Sustainables Resins ®

Cereplast Hybrid Resins ® replace up to 55% of the petroleum content in conventional plastics with renewable materials such as starches from corn and tapioca. Cereplast Hybrid Resins ® products can be easily used by converter clients with no additional capital investment since our bio-resins can run on existing equipment and can be processed at a lower manufacturing temperature than petroleum-based plastics. Our Hybrid Resins target a balance between properties similar to traditional polyolefins in areas such as heat deflection temperature, modulus and impact strength with a step change in sustainability. Cereplast Hybrid Resins ® are an effective, affordable alternative for brand owners and converters interested in alternatives to petroleum-based resins and can be used in a variety of applications and markets, including automotive, housewares, medical, cosmetic packaging and toys.

Cereplast Hybrid Resins ® were introduced in October 2007 and since then over 80 companies have requested samples for testing and commercial development. We are one of only a few companies offering bioplastics as substitutes for durable petroleum-based plastics for a wide range of market applications.

At the end of 2011, twelve customers had launched or were about to launch new products based upon Cereplast Hybrid Resins ® . Cereplast is the recipient of the 2009 Environment Award for Emerging Technology in Materials from the Society of Plastics Engineers for its work on Hybrid Resins.

Sales and Marketing

Our sales strategy is to work closely with converters and brand owners to educate on the benefits of bioplastics through both a performance “push” and demand creation “pull” approach.

To achieve our objective of establishing our Resins as the preferred bio-based material for plastic converters, we engage in the following marketing strategies:

•	Targeted marketing aimed at the highest potential opportunities together with industry leaders in each market segment

•	Extensive commercial and technical support to customers to enhance their processing and product economics and speed to market

•	Assistance to our converter customers with end-user customer demand creation as well as product performance improvement and end user positioning

•	Selective extension of our global sales reach through our own resources and exclusive distributors

•	Pursuit of certain key market commercialization opportunities through exclusive, co-development agreements

Manufacturing

Our manufacturing process for creating both Compostable and Sustainable resins consist of blending the component ingredients of a proprietary composite material in various industrial mixers, then processing such ingredients through heat and extrusion with custom designed extruders. The resins are then subjected to crystallization and drying and are packaged at our facility. We use readily available natural raw materials, such as plant starches, as well as natural polymers such as PLA for the Compostable resins and traditional synthetic polymers, such as polypropylene for the Sustainable resins. All the ingredients are blended in specific percentages according to patented/proprietary formulations and are processed on traditional equipment using our own technology.

Since our resins are engineered from readily available, stable-cost natural raw materials such as plant starches, we believe our products can be manufactured cost-effectively at commercial production levels without being substantively impacted by the fluctuating price of fossil fuels.

During 2009, we manufactured our bio-based resins at a 55,000 square foot leased facility at our Hawthorne plant, which was comprised of three manufacturing lines: a research and development line; a lab area for resin testing; and a logistic area with storage for raw materials and bio-based resins, as well as our corporate headquarters. All the production lines and manufacturing equipment was transported to our Seymour plant in March, 2010.

Our Seymour plant is a 105,000 square foot leased facility located on 12.4 acres. This facility offers 14 truck loading docks and has access to rail service. With the 2010 start-up of continuous production at our Seymour plant and subsequent consolidation of all core manufacturing to this location, our manufacturing efficiency, quality and productivity was enhanced dramatically to competitive benchmark levels.

Our production lines are versatile and could produce both Compostable and Sustainable resins if necessary. Our estimated name-plate production capacity in pounds by normally produced resin by line is estimated as follows:

	Annual Compostable Resin Production Capacity	Annual Hybrid Resin Production Capacity
Research and Development	No Commercial Production	No Commercial Production
Production Line 1	16,300,000	—
Production Line 2	20,100,000	—
Production Line 3	—	29,750,000

TOTAL	36,400,000	29,750,000

As of December 31, 2012, three lines have been installed with an aggregate name plate facility of about 66 million pounds (36,000 tons) annually. It is our plan to defer installation of additional lines until production requires additional capacity in Seymour.

Globalization

A necessary next step for us in our growth strategy was to strategically position ourselves with a headquarters in Europe followed by a manufacturing facility. We opened our European headquarters in Germany in order to provide our European clients with added service and better coordinate logistics between the U.S. and Europe. Shortly thereafter, we started establishing our bioplastic manufacturing plant in Italy with planned total estimated annual capacity of 100,000 tons or approximately 220 million pounds as compared to a capacity of 36,000 tons in our U.S. facility, which is also expandable.

Competition

The worldwide plastics market is large and comprised of many established players that have evolved from chemical processing of oil and natural gas to produce non-biodegradable petroleum-based resins. There are a number of large and established companies in this segment, including BASF, Dow Chemical, Lyondell Basell, DuPont and SABIC among many others. The price of conventional petroleum-based plastic is volatile and dependent on petroleum and natural gas for feedstock. These materials do not biodegrade, are not sustainable in terms of a natural carbon recycle loop and are major contributors to landfill usage.

While a number of companies have introduced, or are in the process of introducing, both bio-based resins, polymers and/or compostable synthetic-based resins, including BASF, DuPont, Novamont, NatureWorks and Telles, we view the threat from this competition as low. Just as a wide variety of different petroleum-based polymers and resins currently serves the needs of the plastic markets, we believe that the various bio-based resins and polymers offer different properties and are targeted at different applications, making them more complementary and in turn broadening the overall applications for bio-based and compostable plastics.

Our flexible manufacturing process allows us to use different bio-based polymers, as they become commercially available, to manufacture our Compostable Resins and to use different synthetic polymers to manufacture our Hybrid Resins. We believe that our two families of Compostable and Hybrid resins possess a broad range of physical and thermal properties, including being able to be processed on traditional converting equipment, and being able to target both single use disposable and durable goods applications in a sustainable and environmentally conscious manner, as an alternative to conventional petroleum-based plastics.

Government Regulation

An array of new regulation continues to drive growth in the worldwide movement to ban the use of traditional plastic bags, including the following:

•	Effective January 1, 2011, Italy has banned the distribution of non-biodegradable plastic bags at shops and retail outlets.

•	On October 1, 2011, Bulgaria implemented a tax on the use of plastic bags. The tax will be increased each year from BGN 0.35 (USD $0.23) per bag currently to BGN 0.55 (USD $0.37) per bag in 2014.

•

In February 2008, China’s State Council enacted a nationwide ban on plastic bags. The ban prohibits shops, supermarkets and sales outlets from handing out free plastic bags and bans the production, sale and use of ultra-thin plastic bags.

•

The manufacture, sale and use of our resins are subject to regulation in the U.S. by the FDA. The FDA’s regulations are concerned with substances used in food packaging materials. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations, or are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. We believe that our resins are in compliance with all FDA requirements and do not require further FDA approval prior to the sale of our products. To assist us in this field, we retain the services of legal counsel that specializes in FDA issues. We cannot be certain however, that the FDA will always agree with its conclusions.

Research and Development

We have a well-developed research and development program that has enabled us to commercialize multiple grades and families of bio-based resins. Expenditures related to our research and development efforts were approximately $1.0 million in 2011 and $0.5 million in 2010. The increase in research and development expenditures is primarily due to effort to expand new products and increase sales.

Our approach to research and development follows our corporate strategy of being a “solution provider.” As such, we are always working to find innovative alternatives to meet well understood market demands. The primary goal of our research and development efforts is to:

•	Improve the properties and processing window of our portfolio of resins

•	Broaden the suitable conversion technologies and market applications of our resins

•	Reduce the cost of our resins to improve their competitiveness with fossil fuel alternatives

•	Continue to introduce and patent new resins to satisfy the demand of our converter customers and protect our intellectual property

•	Explore new alternatives and source new natural raw materials as platforms for new types of bio-based resins

•	Explore the possibility to increase the renewable content in Hybrid resins

Patents, Licenses and Trade Secrets

We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. In addition, we have filed for patent and trademark protection for our proprietary technology. In 2008, we were granted registration of several new trademarks in different international classes covering packaging and plastic resin. We have continued to file for additional registered trademarks. The most significant marks are Cereplast Compostables ® and Cereplast Sustainables™ resins which have been registered in the U.S. and in several countries abroad.

Currently we have 66 trademark registrations or applications on file in the U.S. and abroad. We have filed for patent protection of our proprietary resin formulation technology in the U.S. and abroad and currently have been granted, have filed or licensed a total of 45 patents worldwide; a large number of the patent applications were abandoned in 2008 and 2009. As we continue to refine and develop additional bio-based resin formulation, we will actively seek patent protection. We can give no assurance that any such patent will be granted for our resin technology. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights.

Employees

We have a total of 16 full-time and 2 part-time employees, broken down in the following functions: two in sales and marketing, two in research and development, six in production, logistics and quality control and eight in general and administrative functions. Among our staff, some employees hold Ph.D. or Masters Degrees in their respective fields. None of our employees are represented by a labor organization, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

General

We have developed and are commercializing proprietary bio-based resins through two complementary product families: (1) Cereplast Compostables® resins, which are compostable and bio-based, ecologically sound substitutes for traditional petroleum-based non-compostable plastics, and (2) Cereplast Sustainables™ resins, which replace up to 90% of the petroleum-based content of traditional plastics with materials from renewable resources. Our resins aim to be competitively priced compared to fully petroleum-based plastic resins and can be converted into finished products using conventional manufacturing equipment without significant additional capital investment by downstream converters.

The demand for non-petroleum based, clean and renewable sources for materials, such as bioplastics, and the demand for compostable/biodegradable products, is each being driven globally by a variety of factors, including environmental concerns, new stringent regulations on compostable material, fossil fuel price volatility and energy security. These factors have led to increased spending on clean and sustainable products by corporations and individuals as well as legislative initiatives at the local and state level.

We are a full-service resin solution provider uniquely positioned to capitalize on the rapidly increasing demand for sustainable and environmentally friendly alternatives to traditional plastic products.

We primarily conduct our operations through two product families:

•

Cereplast Compostables ® resins are compostable and bio-based, ecologically-sound substitutes for petroleum-based plastics targeting primarily compostable bags, single-use food service products and packaging applications. We offer 13 commercial grades of Compostables resins in this product line. These resins are compatible with existing manufacturing processes and equipment making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Compostables line in November 2006.

•

Cereplast Sustainables™ resins are partially or fully bio-based, ecologically sound substitutes for fully petroleum-based plastics targeting primarily durable goods, packaging applications. We offer six commercial grades of Sustainable resins in this product line. These resins are compatible with existing manufacturing processes and equipment, making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Sustainable line in late 2007 under the name “Cereplast Hybrid Resins ® .”

•

Cereplast Hybrid Resins ® products replace up to 55% of the petroleum content in conventional plastics with bio-based materials such as industrial starches sourced from plants. The Hybrid resins line is designed to offer similar properties to traditional polyolefins such as impact strength and heat deflection temperature, and is compatible with existing converter processes and equipment. The Cereplast Hybrid Resins ® line provides a viable alternative for brand owners and converters looking to partially replace petroleum-based resins in durable goods applications. Hybrid resins address this need in a wide range of markets, including automotive, consumer goods, consumer electronics, medical, packaging, and construction. We commercially introduced our first grade of Hybrid resin, Hybrid 150, at the end of 2007. We currently offer four commercial grades in this product line.

•

Cereplast Algae Plastic ® resins. In October of 2009 we announced that we have been developing a new technology to transform algae into bioplastics and intend to launch a new resin family containing algae-based materials that will complement our existing line of resins. The first commercial product with Cereplast Algae Plastic ® resin is now being produced and sold as part of our Sustainables resin family. We believe that it is important to enhance research on non-food crops as we expect a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae are the first non-food crop project that we have introduced and our R&D department is contemplating the development of additional non-food crop based materials in future years.

Our patent portfolio is currently comprised of five patents in the United States (“U.S.”), one Mexican patent, and seven pending patent applications in the U.S. and abroad. Our trademark portfolio is currently comprised of 47 registered marks, 4 allowed marks and 12 pending applications in the U.S. and abroad.

Trends and Uncertainties that May Impact Future Results of Operations

Global Market and Economic Conditions. Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and slower growth. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment have contributed to continued volatility of unprecedented levels.

As a result of these market conditions, the cost and availability of credit has been, and may continue to be, adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally, and the strength of counterparties specifically, has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers and to developing companies, such as ours. Continued turbulence in the U.S. and international markets and economies may adversely affect our liquidity and financial condition and the liquidity and financial condition of our customers. If these market conditions continue, they may limit our ability, and the ability of our customers, to timely replace maturing liabilities and access the capital markets to meet liquidity needs, resulting in an adverse effect on our financial condition and results of operations.

Sales. We record sales at the time that we ship our products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable and collection of the related receivable is reasonably assured. We record sales net of sales discounts and allowances. Beginning in 2011, we provided price incentives to several customers that entered into significant supply contract for their initial purchase commitments to assist in commercial launch activities. In the future, we may offer these incentives on a selective basis as we continue to grow our customer base. The amount of these incentives in future periods will be a function of the growth of our customer base and the particular commercialization.

Operating Expenses. Operating expenses consist principally of salaries (both cash and non-cash equity-based compensation), professional fees (including legal, accounting, patent-related, government compliance), marketing, sales commissions, rent and research and development. Salaries include all cash and non-cash compensation and related costs for all principal selling, general and administrative functions. During recent periods we have made grants of equity awards, including shares of restricted stock and stock options, to attract directors and members of senior management, which have resulted in non-cash compensation expense for the periods reported. We expect that non-cash compensation expense attributed to equity-based awards may increase in future periods as the result of future equity-based incentive compensation awards granted to attract and retain talented employees as we continue to grow our business. In addition, we expect to experience increases in our research and development expenses as we continue to develop new products and formulations, as well as increases in marketing and promotional expenses as we seek to increase our customer base.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our unaudited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

Revenue Recognition

We recognize revenue at the time of shipment of products, when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is probable.

Certain of our product sales are made to distributors under agreements with generally the same terms of sale and credit as all other customer agreements. Revenue from product sales to our customers, including our customers who are distributors, is recognized upon shipment provided the above noted fundamental criteria of revenue recognition are met. The sale of products to our customers who are distributors is not contingent upon the distributor selling the product to the end-user, and our current agreements with distributors do not have any rights of return.

Stock-Based Compensation

Compensation cost for all stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes valuation model. Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method. Adjustments to this expense are made periodically to recognize actual rates of forfeiture which vary significantly from estimates.

Impairment of Long-Lived Assets

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider include:

•	Significant changes in the operational performance or manner of use of acquired assets or the strategy for our overall business,

•	Significant negative market conditions or economic trends, and

•	Significant technological changes or legal factors which may render the asset obsolete.

We evaluate long-lived assets based upon an estimate of future undiscounted cash flows. Recoverability of these assets is measured by comparing the carrying value to the future net undiscounted cash flows expected to be generated by the asset. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Future net undiscounted cash flows include estimates of future revenues and expenses which are based on projected growth rates. We continually use judgment when applying these impairment rules to determine the timing of the impairment tests, the undiscounted cash flows used to assess impairments and the fair value of a potentially impaired asset. The reasonableness of our judgment could significantly affect the carrying value of our long-lived assets.

During fiscal year 2012, we experienced a significant decline in sales volume due to liquidity and sales resource constraints, which we believe to be temporary. Our reduced production volume has not changed the manner in which we use our property and equipment, nor its physical condition. Our current estimate of future net undiscounted cash flows indicates that the carrying value of our long-lived assets is recoverable and therefore no impairment is indicated.

Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses that may arise if any of our customers are unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. Quantitative factors include customer’s past due balance, prior payment history, recent sales activity and days sales outstanding. Qualitative factors include macroeconomic environment, current product demand, estimated inventory levels and customer’s financial position. In certain cases, we may have access to repossess unsold products held at customer locations as recourse for payment defaults. The fair market value of these products are considered as potential recovery in estimating net losses from uncollectible accounts. On July 27, 2012, we entered into a Settlement Agreement with Colortec S.r.l. (“Colortec”) to resolve a dispute regarding claims on outstanding accounts receivable balances. In exchange for renouncing our claim on outstanding accounts receivable from Colortec, we were granted access to recover unused containers of our products held by Colortec, valued at approximately $1.8 million. We have eliminated the outstanding accounts receivable balance due from Colortec in exchange for the value of inventory we recovered. We record an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consist primarily of raw materials used in the manufacturing of bioplastic resins, finished bioplastic resins and finished goods. Inventories are assessed for recoverability through an ongoing review of inventory levels in relation to foreseeable demand, which is typically six to twelve months. We consider any quantities in excess of three years of inventory to be excessive due to the shelf life of our products. A significant qualitative factor used in our evaluation is the fact that polypropylene is a core ingredient to our bioplastic resin products. Polypropylene is a multi-billion dollar commodity market within the plastics industry, which provides us an active marketplace to monetize potential excess or obsolete inventory. Our foreseeable demand is based upon all available information, including sales forecasts, new product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell or return to the vendor. The amount of the inventory write down is the excess of historical cost over estimated realizable value. Once established, these write downs are considered permanent adjustments to the cost basis of the excess inventory.

Intangibles

Intangibles are stated at cost and consist primarily of patents and trademarks. Amortization is computed on the straight-line method over the estimated life of these assets, estimated to be between five and fifteen years.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between three and seven years. Repairs and maintenance expenditures are charged to expense as incurred. Assets under construction are not depreciated until placed into service.

Deferred Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Derivative Financial Instruments

Our derivative financial instruments consist of embedded and free-standing derivatives related primarily to the convertibles notes. The embedded derivatives include the conversion features, and liquidated damages clauses in the registration rights agreement. The accounting treatment of derivative financial instruments requires that we record the derivatives and related warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. The recorded value of all derivatives at September 30, 2012 totaled approximately $344,000. We did not carry any derivative financial instruments at December 31, 2011. Any change in fair value of these instruments will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. At September 30, 2012 derivatives were valued primarily using the Black-Scholes Option Pricing Model.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2011

Sales

Net sales for the three months ended September 30, 2012 were approximately $0.5 million, compared to $5.4 million in the same period in 2011. The decrease in sales was due to transitioning significant resources and efforts toward recovery of past due accounts receivables from customers and minimizing any additional exposure to our accounts receivable credit risk. Our current period sales were primarily prepaid shipments of sample materials and nominal shipments to established existing customers with low risk credit limits.

Cost of Sales

Cost of sales is comprised of both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs associated with our product revenues. Cost of sales for the three months ended September 30, 2012 were approximately $0.9 million, compared to $4.5 million for the same period in 2011. The decline in cost of sales is due to our lower variable manufacturing costs from our reduced sales volumes and reduction in manufacturing overhead through reduced supplies and headcount.

Gross Profit (Loss)

Gross profit (loss) for the three months ended September 30, 2012 was approximately ($0.4) million, compared to $0.9 million for the same period in 2011. Our decline in gross profit was attributable to our decline in sales as stated above.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2012 were $0.1 million, compared to approximately $0.3 million for the same period in 2011. Our decrease in research and development expenses was primarily attributable to lower outside services costs related to our current projects.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2012 were $6.4 million, compared to $3.7 million for the same period in 2011. Our increase in sales, general and administrative expenses was primarily due to an increase in our allowance for doubtful accounts of $4.8 million, offset by reduced headcount and variable sales and marketing expenses due to lower sales volume in the current year.

Other Income and Expense, Net

Other income and expense, net for the three months ended September 30, 2012 was $3.1 million, as compared to $0.5 million in the same period in 2011. The increase was primarily related to additional interest expense related to the issuance of our convertible debentures in May 2011, the impact from our Forbearance and Exchange Agreement with certain holders of our convertible debentures and the change in our derivative liability related to our warrants.

Net Loss

Net loss for the three months ended September 30, 2012 was $10.1 million, as compared to $3.6 million in the same period in 2011. As discussed above, our results were unfavorably impacted by our decrease in net sales.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2011

Sales

Net sales for the nine months ended September 30, 2012 were approximately $0.8 million, compared to $20.2 million in the same period in 2011. The decrease in sales was due to transitioning significant resources and efforts toward recovery of past due accounts receivables from customers and minimizing any additional exposure to our accounts receivable credit risk. Our current period sales were primarily prepaid shipments of sample materials and nominal shipments to established existing customers with low risk credit limits.

Cost of Sales

Cost of sales is comprised of both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs associated with our product revenues. Cost of sales for the nine months ended September 30, 2012 were approximately $2.1 million, compared to $17.7 million for the same period in 2011. The decline in cost of sales is due to our lower variable manufacturing costs from our reduced sales volumes and reduction in manufacturing overhead through reduced supplies and headcount.

Gross Profit (Loss)

Gross profit (loss) for the nine months ended September 30, 2012 was approximately ($1.3) million, compared to $2.5 million for the same period in 2011. Our decline in gross profit was attributable to our decline in sales as stated above.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2012 were $0.4 million, compared to approximately $0.8 million for the same period in 2011. Our decrease in research and development expenses was primarily attributable to lower outside services costs related to our current projects.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2012 were $9.3 million, compared to $8.5 million for the same period in 2011. Our increase in sales, general and administrative expenses was primarily due to an increase in our allowance for doubtful accounts of $4.8 million in the third quarter of 2012, offset by reduced headcount and variable sales and marketing expenses due to lower sales volume in the current year.

Other Income and Expense, Net

Other income and expense, net for the nine months ended September 30, 2012 was $5.3 million, as compared to $1.0 million in the same period in 2011. The increase was primarily related to additional interest expense related to the issuance of our convertible debentures in May 2011, the impact from our Forbearance and Exchange Agreement with certain holders of our convertible debentures and the change in our derivative liability related to our warrants.

Net Loss

Net loss for the nine months ended September 30, 2012 was $16.3 million, as compared to $7.8 million in the same period in 2011. As discussed above, our results were unfavorably impacted by our decrease in net sales.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2011 COMPARED TO THE YEAR ENDED DECEMBER 31, 2010

Net Sales

Net sales increased by $13.9 million or 219.3%, to $20.3 million for the year ended December 31, 2011 compared to $6.3 million for the year ended December 31, 2010. The sales increase for the period is attributable to volume increases associated with both existing customer contracts and new contracts with European customers. Environmental legislation, such as that banning the use of plastic bags in Italy that took effect on January 1, 2011, as well as the increased volatility in oil prices, were key drivers of demand for our bioplastic resins in the current year.

Cost of Sales

Cost of sales includes both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs associated with our product revenues. Cost of sales for the year ended December 31, 2011 was $18.2 million, or 90.0% of net sales, compared to $5.2 million, or 82.7% of net sales for the same period in 2010. The increase in cost of sales over the same period in the prior year is attributable to two main factors: (1) cost of sales in the prior year period cannot be considered representative of normal sales or operations as we were in the process of relocating our production operations from California to Indiana and therefore had minimal production during this period in 2010, and (2) cost of sales in the current period reflects the tremendous growth in sales volume from the prior year.

Gross Profit

Gross profit for the year ended December 31, 2011 was $2.0 million, or 10.0% of net sales, compared to $1.1 million, or 17.3% of net sales for the same period in 2010. The decrease in gross profit percentage reflects the unusually high margins on very low volume sales in the prior year period combined with our sales strategy to gain critical market share in 2011 by offering low introductory pricing to some key customers to support their programs to bring new bioplastic products to market. This strategy has proven effective in contributing to strong sales growth and growing market share. We expect that margins will improve gradually in future periods as we capitalize on demand growth to diversify our customer base, implement strategic price increases and continue to gain operational efficiencies.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2011 were $1.0 million, or 5.2% of net sales, compared to approximately $0.5 million, or 7.3% of net sales, for the same period in 2010. Although research and development expenses decreased as a percentage of net sales, we incurred higher expenses in 2011 related to additional headcount, including the appointment of a new Chief Technology Officer and increased manufacturing supplies used for new product development.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2011 were $13.4 million, or 66.1% of net sales, compared to $7.5 million, or 118.5% of net sales, for the same period in 2010. The increase is primarily attributable to the $5.3 million increase in our allowance for doubtful accounts during the year ended December 31, 2011. In addition, we incurred incremental expenses in 2011 across all areas of the business, including compensation associated with increased headcount, performance related compensation, marketing, sales commissions, professional fees (including legal and accounting fees) to support the rapid growth of the business, including the expansion of European operations, specifically with our new industrial plant in Italy.

Other Expense, Net

Other expenses, net for year ended December 31, 2011 were $1.6 million, as compared to $0.6 million in the same period in 2010. Other expense in 2011 consists of interest expense related to our Loan Agreement and our convertible senior subordinated notes. Other expense in 2010 consisted of restructuring charges which were not incurred in the current year period.

Net Loss

Net loss for the year ended December 31, 2011 was $14.0 million, as compared to $7.5 million in the same period in 2010. As discussed above, our results were favorably impacted by increases in net sales and gross profit, offset by higher operating expenses and interest expense incurred to support the growth of the business.

LIQUIDITY AND CAPITAL RESOURCES

We require working capital to fund our operations, including payments to finance our research and development and expand sales and marketing, to purchase equipment, service indebtedness, satisfy lease obligations and execute on our business plan and growth strategy.

We had net unrestricted cash of $0.2 million at September 30, 2012 as compared to $3.9 million at December 31, 2011. The decrease in unrestricted cash is primarily due to cash used in operations.

Cash used in operating activities during the nine months ended September 30, 2012 was $4.3 million, compared to $22.2 million during the same period in 2011. The decrease in cash used in operations was primarily a result of reducing our cash expenses in the current year due to a decline in sales activity.

Cash used in investing activities during the nine months ended September 30, 2012 was $0.2 million compared to cash used in investing activities of approximately $1.3 million during the same period in 2011.

Cash provided by financing activities during the nine months ended September 30, 2011 was $0.7 million compared to $25.2 million provided by financing activities during the same period in 2011. The decrease is attributable to $25.1 million of debt and equity financing that occurred in the prior year, compared to $1.4 million in debt and equity financing that occurred during the current year.

We have incurred a net loss of $16.3 million for the nine months ended September 30, 2012, and $14.0 million for the year ended December 31, 2011, and have an accumulated deficit of $73.2 million as of September 30, 2012. Based on our operating plan, our existing working capital will not be sufficient to meet the cash requirements to fund our planned operating expenses, capital expenditures and working capital requirements through March 31, 2013 without additional sources of cash.

In order to provide and preserve the necessary working capital to operate, we have successfully completed the following transactions in 2012:

•

Entered into an Exchange Agreement with Magna Group LLC (“Magna”), pursuant to which we agreed to issue to Magna convertible notes, in the aggregate principal amount of up to $4.6 million, in exchange for repayment of our Term Loan with Compass Horizon Funding Company, LLC (“Horizon”).

•	Amended our Venture Loan and Security Agreement with Horizon to extend additional loans to us for $0.4 million, with a maturity date of April 4, 2013 and an annual interest rate of 15%.

•	Obtained a Forbearance Agreement on our semi-annual coupon payment due on June 1, 2012 with certain holders of our Senior Subordinated Notes to defer payment until December 1, 2012.

•

Reduced future interest payments through executing an Exchange Agreement for $2.5 million with certain holders of our Senior Subordinated Notes for conversion of their Notes and accrued interest into shares at an exchange rate of one share of our common stock for each $1.00 amount of the Note and accrued interest.

•	Issued 2,225,000 shares of our common stock to an institutional investor in settlement of approximately $0.8 million of our outstanding accounts payable balances.

•	Completed a Registered Direct offering to issue 1,000,000 shares of common stock at $0.50 per share for gross proceeds of $0.5 million.

•	Obtained unsecured short-term convertible debt financing of $0.6 million with additional availability of approximately $0.6 million at the lender’s sole discretion.

•	Returned unused raw materials to our suppliers in exchange for refunds net of restocking charges of approximately $0.2 million.

Our plan to address the shortfall of working capital is to generate additional financing through a combination of sale of our equity securities, additional funding from our new short-term convertible debt financings, incremental product sales into new markets with advance payment terms and collection of outstanding past due receivables. We believe that we will be able to deliver on our plans, however, there are no assurances that we will be able to obtain any sources of financing on acceptable terms, or at all, increase product sales into new markets and collect outstanding past receivables.

If we cannot obtain sufficient additional financing in the short-term, we may be forced to curtail or cease operations or file for bankruptcy. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be forced to take such actions.

We had net unrestricted cash of $3.9 million at December 31, 2011 as compared to $2.4 million at December 31, 2010. The net increase in unrestricted cash is attributable principally to funds received through equity sold through a private placement and proceeds received from our venture loan and convertible senior subordinated notes, offset by cash used in operations.

Our working capital increased from $5.2 million at December 31, 2010, to $17.6 million at December 31, 2011. The increase in working capital is primarily due to increases in accounts receivable and inventory associated with higher revenue volumes and increased product demand.

Cash used in operating activities for the year ended December 31, 2011 was $24.8 million, compared to $8.6 million during the same period in the 2010. The increase in the use of cash for operating activities was primarily a result of an increase in working capital, including increases in accounts receivable and inventory, which reflect the significant sales growth and increased product demand in the 2011 compared to 2010.

Cash used in investing activities for the year ended December 31, 2011 was $7.9 million compared to cash used in investing activities of approximately $0.3 million during the same period in 2010. The increase in cash used in investing activities during 2011 was primarily attributed to purchase of our industrial plant in Italy and capital equipment purchases to increase production capacity and improve operational efficiency at our Seymour manufacturing facility.

Cash provided by financing activities for the year ended December 31, 2011 was $34.2 million compared to $9.9 million provided by financing activities during the same period in 2010. The increase is attributable to an increase in funds received through issuance of common stock in a private placement and a registered direct offering, proceeds from our issuance of convertible senior subordinated notes and proceeds from a venture loan from Compass Horizon Technology.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any relationships with unconsolidated entities or financial partnerships such as entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance-sheet arrangements or for other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in El Segundo, California where we lease approximately 5,475 square feet under an arrangement that expires in March 2015. In Seymour, Indiana we lease approximately 105,000 square feet for research and development, manufacturing and distribution of our products under an arrangement that expires in January 2018. In Bönen, Germany we lease approximately 1,000 square feet of office space for sales and support staff under an arrangement that expires in December 2018. In Cannara, Italy we own an industrial plant and its occupied real estate to be used for manufacturing and distribution of our products. We believe that our existing facilities are adequate to meet our current needs and that we can renew our existing leases or obtain alternative space on terms that would not have a material impact on our financial condition.

LEGAL PROCEEDINGS

We are not party to any legal proceedings, and none of our property is the subject of any legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Position
Frederic Scheer	58	CEO, Founder and Chairman of the Board of Directors
Michael Okada	44	Vice President, Chief Accounting Officer and Interim CFO
Mark Barton	53	Senior Vice President, Operations
Kelvin Okamoto	52	Senior Vice President and CTO
Jacques Vincent	65	Director
Craig Peus	39	Director
Franklin Hunt	62	Director
Paul Pelosi	43	Director

FREDERIC SCHEER, our CEO, Founder and Chairman of the Board of Directors, since Cereplast’s inception, became involved in the biodegradable plastics industry in 1994 through Montedison SpA, a large chemical conglomerate operating Novamont SpA, an Italian resin manufacturer and research company. Foreseeing that the demand for biodegradable products in North America would expand rapidly by the end of the decade, Mr. Scheer created the Biodegradable Products Institute (BPI), and this non-profit organization has quickly become the largest biodegradable association in the world, with more than 40 members, including BASF, DuPont, Georgia Pacific, NatureWorks, Dow and Eastman. Prior to his involvement in the biodegradable industry, Mr. Scheer was a merchant banker in Europe. He holds a Doctor of Laws from the University of Paris, a Masters Degree in Finance and Political Science from Institut d’Etudes Politiques, Paris, France. Mr. Scheer, a U.S. citizen, is fluent in French, Spanish, Italian and English.

Due to his knowledge of the bioplastic industry and the fact that Mr. Scheer is the founder of the Company, the Board of Director concluded that Mr. Scheer had all qualifications to be a member of the Board.

MICHAEL OKADA, our Vice President, Chief Accounting Officer and Interim CFO since February, 2012, joined Cereplast as Vice President and Corporate Controller in April 2011. From June, 2009 through February, 2011, Mr. Okada served as Vice President, Finance and Corporate Controller of Mindspeed Technologies, Inc. (MSPD – NasdaqGS), a fabless semiconductor company based in Newport Beach, CA. Mr. Okada served as Interim Vice President of Financial Reporting from September, 2008 through April, 2009 of American Apparel, Inc. (APP – Amex), a publicly traded vertically integrated apparel company. Mr. Okada also served as Chief Financial Officer and Treasurer of ExtruMed, LLC, a medical device component manufacturer, from May, 2007 through August, 2008. Mr. Okada holds a Bachelor of Science degree in Accounting from Santa Clara University and is a Certified Public Accountant licensed in the state of California.

MARK BARTON, joined Cereplast as Senior Vice President, Operations in July 2008. Mr. Barton leads our global manufacturing operations. With over 25 years of successful plastic compounding industry experience, most recently as Vice President of Toray Resin Company, Mr. Barton has held a succession of resin manufacturing leadership positions. Under Mr. Barton’s leadership, Toray Resin’s engineering resin compounding operations became an industry leader, achieving registrations of ISO 9001/TS16949 for quality systems, ISO 14001 for environmental systems and receiving the Toray Industries, Presidents Award in 2006 for overall performance and achievement. Mr. Barton’s experience includes championing successful lean manufacturing and continuous improvement systems in resin compounding operations. Mr. Barton holds a Bachelor of Science degree in Management Science/Business Administration from Franklin University in Columbus, Ohio.

KELVIN OKAMOTO, our Senior Vice President and Chief Technology Officer since April, 2011, joined Cereplast as Senior Vice President of Research & Development in December, 2010. Dr. Okamoto brings 20 plus years of research and development experience in the plastics and packaging industries to his role as Chief Technology Officer. Prior to joining Cereplast, he served as Manager of Materials Engineering and Manager of Materials Engineering for Solo Cup Operating Corp. Dr. Okamoto’s career has included positions as an Intellectual Property Consultant, Chief Engineer at Taylor-Made-Adidas, Director of Intellectual Property at Trexel, Inc., Materials Development Manager at Pactiv, Group Leader-Structural Plastics Product Development and Research Chemist at Himont USA (presently Lyondell Basell) and Staff Chemist at GE Corporate Research and Development. Dr. Okamoto has been affiliated with the American Chemical Society, ASTM, National Association of Patent Practitioners and the Society of Plastic Engineers, where he has held a number of elected positions. Dr. Okamoto holds a Ph.D. in Chemistry from Cornell University and a Bachelor of Science degree in Chemistry from Stanford University.

INDEPENDENT DIRECTORS

JACQUES VINCENT, Director and Chair of the Nominating and Corporate Governance Committee. Mr. Vincent has served as a Director of the Company since January 2008. Mr. Vincent was recently named vice chairman and advisor to the chairman and previously served as the vice chairman and chief operating officer at Groupe Danone. Mr. Vincent began his career with Danone in 1970 and has since held various financial and overall management positions within the company. Mr. Vincent is a graduate engineer of the Ecole Centrale, Paris, holds a bachelor’s degree in economics from Paris University and a Master’s of Science from Stanford University. In addition to Mr. Vincent’s position at Groupe Danone, he is the Chairman of Daniel Carasso Research Center and Ecole Normale Superieure de Lyon, and board member of Syngenta in Switzerland and Yakult Honsha in Japan.

Due to his knowledge of the Trade and marketing of food service items and dairy products around the world, the Board concluded that Mr. Vincent is qualified to serve as a Director. Mr. Vincent is also Chairman of the Nominating and Corporate Governance Committee.

CRAIG PEUS, Director and Chair of the Compensation Committee. Mr. Peus was appointed as one of our directors effective September 29, 2010. Mr. Peus currently serves as the Chairman and Founder of One Simple Move Inc., a web-based relocation software company, a position he has held since June 2006. Mr. Peus also currently serves as an advisor to three operating companies providing general business advice. Mr. Peus has served as a Managing Director of Waveland Capital Group, Inc. a multi-service investment bank. From June 2003 through December 2009, Mr. Peus was the Managing Partner and Co-Founder of Blossom Street Capital Advisors, LLC, an investment banking firm and licensed broker/dealer. Mr. Peus has held executive level positions at Astera Care, LLC, MTS Health Partners, LP, KRS Kapital, LLC and was a financial analyst at Salomon Brothers, Inc. Mr. Peus received a Bachelor of Sciences Degree in Biological Sciences from Stanford University.

Due to his knowledge of the financial industry, the Board concluded that Mr. Peus is qualified to serve as a Director. Mr. Peus is also Chairman of the Compensation Committee.

FRANKLIN HUNT, Director and Chair of the Audit Committee. Mr. Hunt was appointed as one of our directors effective September 29, 2010. Mr. Hunt is the owner of Hunt Business Consulting, a company that provides consultation to companies regarding current requirements under GAAP and IFRS. Mr. Hunt served as a member of HJ &Associates, LLC from 1995 through May 2010. Mr. Hunt received a Bachelor of Science degree from Brigham Young University. He is a member of AICPA and UACPA and is a Certified Public Accountant licensed in the state of Utah.

Due to his experience in public accounting, the Board concluded that Mr. Hunt is qualified to serve as a Director. Mr. Hunt is also Chairman of the Audit Committee.

PAUL PELOSI, JR., Director. Mr. Pelosi was appointed as one of our directors effective February 24, 2012. Mr. Pelosi has 16 years of experience in advising emerging and Fortune 500 companies in the areas of finance, infrastructure, sustainability and public policy. Since October 2011, Mr. Pelosi has served as Director of Corporate Development at Petrus Capital Partners, LLC. Mr. Pelosi also served as Director of Investment Banking and M&A at WR Hambrecht from March 2009 through September 2011. Mr. Pelosi served as Senior Vice President of Business Development at InfoUSA, from February 2007 through March 2009. From January 2003 through January 2007, Mr. Pelosi was Manager and Originator in the New Construction Division at Bank of America Countrywide. Mr. Pelosi received a BA in History in 1991, and a JD/MBA with a specialization in International Business in 1995 from Georgetown University.

Due to his knowledge of the environmental issues in public policy, the Board concluded that Mr. Pelosi is qualified to serve as a Director.

Family Relationships

There are no family relationships among our directors or executive officers.

BOARD COMMITTEES

AUDIT COMMITTEE

The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. The audit committee is currently comprised with Franklin Hunt as our Chairman, Jacques Vincent and Craig Peus. The Board of directors has determined that Franklin Hunt is the audit committee financial expert.

COMPENSATION COMMITTEE

The compensation committee of the board of directors:

•	Reviews and recommends to the board the compensation and benefits of our executive officers;

•	Administers our stock option plans; and

•	Establishes and reviews general policies relating to compensation and employee benefits.

Our compensation committee is currently comprised of Mr. Craig Peus as our Chairman and Mr. Jacques Vincent.

No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating Committee identifies individuals qualified to become members of the Board. The Committee’s duties also includes the development and recommendation to the Board of Directors of corporate governance principles that are applicable to the Company, and is responsible for leading an annual review of the Board’s performance. Our nominating and corporate governance committee is currently comprised of Mr. Jacques Vincent as our Chairman and Mr. Craig Peus.

Board Leadership Structure and Role in Risk Oversight

Mr. Frederic Scheer is our Chairman and Chief Executive Officer. At the advice of other members of the management or the Board, Mr. Scheer calls meetings of the Board when necessary. We have four independent directors. Our Board has three standing committees, each of which is comprised solely of independent directors. The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having a single leader eliminates the potential for confusion and provides clear leadership for the Company. We believe that this leadership structure has served the Company well.

Our Board of Directors has overall responsibility for risk oversight. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•

The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

•	The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance structure and processes.

Our Board of Directors is responsible for approving all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid and equity awards granted by us for years ended December 31, 2012 and 2011 to our Chief Executive Officer and our most highly compensated officers other than the Chief Executive Officer at December 31, 2012 whose total compensation exceeded $100,000.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Frederic Scheer, CEO	2012	$336,077	$—	$—	$—	$—	$—	$12,500	$348,577
Chief Executive Officer	2011	513,218	401,000	97,330	—	—	—	12,100	1,023,648
Michael Okada (3)	2012	152,308	—	—	—	—	—	—	152,308
Interim Chief Financial Officer
Heather Sheehan (4)	2012	42,417	—	14,833	—	—	—	1,300	58,550
Former Chief Financial Officer	2011	180,000	—	28,246	230,467	—	—	57,800	496,513
Mark Barton	2012	180,000	9,000	9,000	—	—	—	—	198,000
SVP, Operations	2011	178,846	—	18,488	230,467	—	—	—	427,801
Kelvin Okamoto (5)	2012	200,000	10,000	10,000	—	—	—	—	220,000
SVP, Chief Technology Officer	2011	173,077	—	47,479	—	—	—	—	220,556

(1)	Bonus paid in 2011 was approved by our Board of Directors, as recommended by the Compensation Committee for growth initiatives and accomplishments achieved throughout the duration of the 5 year term of Mr. Scheer’s expiring Employment Agreement.
(2)	Other compensation comprises payments made of salary amounts voluntarily deferred from a prior year in 2010 and 2011, as well as auto allowances in 2011
(3)	Mr. Okada was appointed as our Interim Chief Financial Officer effective on February 10, 2012.
(4)	Ms. Sheehan joined the Company on August 16, 2010 and resigned as our Chief Financial Officer effective on February 29, 2012.
(5)	Dr. Okamoto joined the Company on December 1, 2010.

EMPLOYMENT AND OTHER AGREEMENTS

Effective August 1, 2011, we entered into an Amended and Restated Employment Agreement with Frederic Scheer (the “Scheer Agreement”) pursuant to which Mr. Scheer will continue to serve as our Chief Executive Officer for a period of four (4) years, unless earlier terminated, as provided in the Scheer Agreement. Six months prior to the expiration of the Term, the Company and Mr. Scheer agree in good faith to enter into discussions on a new employment term and related employment agreement.

The Scheer Agreement provides for annual compensation of $565,000 and can be terminated for Cause, as defined in the agreement, or without cause; provided however, if Mr. Scheer is terminated without cause or resigns for Good Reason, as defined in the Scheer Agreement, he is entitled to receive in a severance package: (i) an amount equal to one and one half times (1.5x) the annual base salary in effect at the date of the termination; (ii) the average of the previous two annual bonus payments or the previous year’s annual bonus if less than two years of bonuses that have been paid; and (iii) all required COBRA premiums to the Company’s health plan insurer in order to continue Mr. Scheer’s health care coverage. Mr. Scheer’s employment shall terminate automatically upon Mr. Scheer’s death.

If a Change of Control occurs, Mr. Scheer may elect to terminate the Scheer Agreement within 120 days after such Change of Control by giving written notice of such election to the Company. If Mr. Scheer elects to terminate as a result of a Change of Control, the Company shall pay to Mr. Scheer the total of 2.99 times his Annual Base Salary and the average of the previous two Annual Bonus payments or the previous year’s Annual Bonus if less than two years of bonuses have been paid. Mr. Scheer’s unvested stock options, if any, shall immediately vest and Mr. Scheer will also be entitled to continued health benefits.

The Scheer Agreement provides for the payment of a performance based annual bonus which shall not exceed 50% of Mr. Scheer’s base salary and a discretionary bonus to be determined by the Board and the Compensation Committee of the Company.

If Mr. Scheer’s employment is terminated by the Company for cause, by Mr. Scheer for good reason, or due to Mr. Scheer’s death, then effective on the date of termination all unvested rights held by Mr. Scheer to any equity, quasi-equity, or similar interests, including but not limited to options, stock units, or stock appreciation rights, shall become fully vested.

The Scheer Agreement also contains standard assignment of inventions, non-disclosure, non-solicitation, and conflict of interest clauses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2012.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Mark Barton	20,000	80,000	100,000	$5.31	1/11/21

Equity Compensation Plan Information

As of December 31, 2012:

Plan Category	Number of shares to be issued upon exercise of outstanding options and warrants	Weighted- average exercise price of outstanding options and warrants	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders	—	—	—
Equity Compensation Plan not approved by security holders	203,750	$5.62	34,375

Total	203,750	$5.62	34,375

STOCK OPTION PLAN

General

The 2004 Employee Stock Option Plan (the “Plan”) was adopted by the Board of Directors. The Board of Directors has initially reserved 25,000,000 shares of our common stock for issuance under the Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“Non-ISOs”) intended to qualify as Incentive Stock Options thereunder.

The Plan and the right of participants to make purchases there under are intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Purpose

The primary purpose of the Plan is to attract and retain the best available personnel for our company in order to promote the success of our business and to facilitate the ownership of our stock by employees.

Administration

The Plan is administered by our Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the “Committee”) of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the Plan, provided that any such eligible member may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the Stock Option Plan. In the event that any member of the Board of Directors is at any time not a “disinterested person”, as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

Eligibility

Under the Plan, options may be granted to our key employees, officers, directors or consultants, as provided in the Plan.

Terms of Options

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and us and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) Purchase Price. The purchase price of the shares of our common stock subject to each ISO shall not be less than the fair market value (as set forth in the Stock Option Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less than 110% of fair market value of such shares at the time such Option is granted. The purchase price of the shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such shares at the time such Option is granted.

(b) Vesting. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) Expiration. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten (10) years after the date on which it was granted (the “Grant Date”). Each Option shall be subject to earlier termination as expressly provided in the Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) Transferability. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) Option Adjustments. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued shares of our common stock resulting from split-up spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of our company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) Termination, Modification, and Amendment. The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada.

Director Compensation

The following table sets forth with respect to our independent directors, compensation information inclusive of equity awards and payments made in the year end December 31, 2012. All compensation paid to Frederic Scheer, our Chief Executive Officer and Chairman of the Board of Directors, is included in the summary compensation table under “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacques Vincent	$—	$—	$—	$—	$—	$—	$—
Paul Pelosi	—	—	—	—	—	—	—
Craig Peus	—	—	—	—	—	—	—
Frank Hunt	—	—	—	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

At no time during the last two fiscal years has any executive officer, director, or 5% or greater stockholder or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or was involved in any transaction in which the amount exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and such person had a direct or indirect material interest.

Director Independence

Our board of directors has determined that Messrs. Vincent, Hunt, Peus and Pelosi, comprising a majority of the board of directors are currently “independent” as that term is defined under current listing standards of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 8, 2013. The information in this table provides the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 151,596,664 shares outstanding on January 25, 2013, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, who are presently exercisable or will become exercisable within 60 days after January 8, 2013.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Frederic Scheer (1)	2,903,784	1.9%
Mark Barton	29,614	*
Kelvin Okamoto	32,423	*
Michael Okada	12,565	*
Jacques Vincent	38,500	*
Craig Peus	15,000	*
Franklin Hunt	12,500	*
Paul Pelosi, Jr.	—	*
All officers and directors as a group	3,044,386	2.0%

*	Less than one percent.
(1)	Mr. Scheer beneficially owns such shares jointly with his wife, Jocelyne Scheer and through their private foundation The Frederic & Jocelyne Scheer Foundation.

DESCRIPTION OF SECURITIES

This prospectus includes 49,022,252 shares of common stock offered by the selling stockholder. The following is a summary of the material provisions of our common stock, and our articles of incorporation, and bylaws, all as in effect upon the date of this prospectus. You should also refer to our certificate of incorporation, and bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our total authorized capital stock is 500,000,000 shares of which 495,000,000 shares authorized are common stock, par value $0.001 per share, and 5,000,000 shares authorized are preferred stock, par value $0.001 per share. Of our 5,000,000 authorized shares of preferred stock, 1,000 shares have been designated Series A Preferred Stock.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of our preferred stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our preferred stock, if any, the holders of our common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As noted above, our authorized preferred stock consists of 5,000,000 shares of Preferred Stock, of which 1,000 shares have been designated Series A Preferred Stock. As of the date of this prospectus, 92 shares of Series A Preferred Stock are issued and outstanding. Our articles of incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

In connection with the Ironridge Purchase Agreement, on August 24, 2012, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (“Certificate of Designation”) with the Secretary of State of Nevada. Under the Certificate of Designation, the Series A Preferred Stock ranks senior with respect to dividend and rights upon liquidation to the Company’s common stock and junior to all existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions), the Series A Preferred Stock shall have no voting rights. Holders of Series A Preferred Stock are entitled to cumulative dividends at a rate of 2.5% per annum when and if declared by the Board of Directors in its sole discretion.

The Series A Preferred Stock may be converted into share of common stock of the Company at the option of the Company (subject to the satisfaction of certain Equity Conditions set forth in the Certificate of Designation, or if the closing price of the common stock exceeds 200% of the conversion price of $0.25 for any 20 consecutive trading days) or the holder. In the event of a conversion at the election of the holder or the Company, the Company shall issue to the holder such number of shares of common stock equal to (a) the Early Redemption Price (as defined in the Certificate of Designation), multiplied by (b) the number of shares being converted, divided by (c) the conversion price of $0.25.

Unless the Company has received the approval of the holders of a majority of the Series A Preferred Stock then outstanding, the Company may not (i) alter or change adversely the powers, preferences or rights of the holders of the Series A Preferred Stock or alter or amend the Certificate of Designation; (ii) authorize or create any class of stock ranking senior as to distribution of dividends senior to the Series A Preferred Stock; (iii) amend its certificate of incorporation in breach of any provisions of the Certificate of Designation; (iv) increase the authorized number of Series A Preferred Stock; or (v) liquidate, or wind-up the business and affaires of the Corporation or effect any Deemed Liquidation Event, as defined in the Certificate of Designation.

Upon or after 18 years after the Issuance Date, the Company will have the right to redeem 100% of the Series A Preferred Stock at a price of $10,000 per share plus any accrued and unpaid dividends (the “Corporation Redemption Price”). The Company is also permitted to redeem the Series A Preferred Stock at any time after issuance at price per share equal to the sum of the following: (a) the Corporation Redemption Price, plus (b) the Embedded Derivative Liability (as defined in the Certificate of Designation), less (c) any dividends that have been paid. The Certificate of Designation also provides for mandatory redemption if the Company determines to liquidate, dissolve or wind-up its business or effects any Deemed Liquidation Event.

DISLCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The Company’s articles of incorporation implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•

The Company shall indemnify all its directors and officers to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes or any other law then in effect or as it may hereafter be amended. The Company shall indemnify each of its present and future directors and officers who becomes a party or is threatened to be made a party to any suit or proceeding, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

•

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the foregoing actions, if such person undertakes to repay said expenses if it is ultimately determined by a court that he is not entitled to be indemnified by the Company, meaning, a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cereplast, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 included in this prospectus, have been audited by HJ Associates & Consultants, LLP, Cereplast, Inc.’s independent registered public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

None.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cereplast, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, we are required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s Internet website at http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cereplast, Inc.

El Segundo, California

We have audited the accompanying consolidated balance sheets of Cereplast, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cereplast, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

April 16, 2012

CEREPLAST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares data)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash	$3,940	$2,391
Accounts Receivable, Net	14,744	5,285
Inventory, Net	4,406	1,392
Prepaid Expenses and Other Current Assets	966	69

Total Current Assets	24,056	9,137

Property and Equipment
Property and Equipment	13,752	5,564
Accumulated Depreciation and Amortization	(3,151)	(2,213)

Property and Equipment, Net	10,601	3,351

Other Assets
Restricted Cash	43	43
Deferred Loan Costs	1,321	266
Intangible Assets, Net	183	170
Deposits	47	17

Total Other Assets	1,594	496

Total Assets	$36,251	$12,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$1,813	$2,567
Accrued Expenses	2,760	1,251
Capital Leases, Current Portion	73	9
Loan Payable, Current Portion	1,855	149

Total Current Liabilities	6,501	3,976

Long-Term Liabilities
Loan Payable	7,307	2,119
Convertible Subordinated Notes	12,500	—
Capital Leases, Long-Term	245	—

Total Long-Term Liabilities	20,052	2,119

Total Liabilities	26,553	6,095

Shareholders’ Equity
Preferred Stock, $0.001 par value; 5,000,000 shares authorized and none outstanding	—	—
Common Stock, $0.001 par value; 495,000,000 shares authorized; 18,933,139 and 12,992,195 shares issued and outstanding at December 31, 2011 and 2010, respectively	19	13
Additional Paid in Capital	66,524	49,737
Accumulated Deficit	(56,935)	(42,933)
Accumulated Other Comprehensive Income	86	72

	9,694	6,889
Noncontrolling Interests	4	—

Total Shareholders’ Equity	9,698	6,889

Total Liabilities and Shareholders’ Equity	$36,251	$12,984

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

(In thousands, except per share data)

	Year ended
	December 31, 2011	December 31, 2010
GROSS SALES	$20,893	$6,416
Sales Discounts, Returns and Allowances	(637)	(72)

NET SALES	20,256	6,344
COST OF SALES	18,223	5,247

GROSS PROFIT	2,033	1,097
Research and Development	1,048	466
Selling, General and Administrative	13,397	7,519

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(12,412)	(6,888)
OTHER EXPENSES
Restructuring Costs	—	586
Interest Expense, Net	1,590	15

TOTAL OTHER EXPENSE, NET	1,590	601

LOSS BEFORE PROVISION FOR INCOME TAXES	(14,002)	(7,489)
Provision for Income Taxes	—	—

NET LOSS	(14,002)	(7,489)
Other Comprehensive Income
Gain on Foreign Currency Translation	14	35

TOTAL COMPREHENSIVE LOSS	$(13,988)	$(7,454)

BASIC AND DILUTED LOSS PER SHARE	$(0.88)	$(0.64)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	15,989,397	11,779,087

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND COMPREHENSIVE INCOME

(in thousands, except share data)

					Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Income	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance, December 31, 2009	—	$—	9,825,476	$10	$40,578	$(35,444)	$37	$5,181

Issuance of common stock as compensation. Stock at prices ranging from $2.82 per share to $5.10 per share	—	—	104,785	—	375	—	—	375
Issuance of common shares under a private placement at a net price of $2.00 per share	—	—	705,000	1	1,288	—	—	1,289
Sales of shares made pursuant to an effective to a Registration Statement on Form S-3 (Registration No. 333-166307) at a net price of $2.91 per share	—	—	2,137,642	2	6,216	—	—	6,218
Fees association with an early lease termination	—	—	31,250	—	125	—	—	125
Issuance of stock in for board member services	—	—	12,500	—	50	—	—	50
Shares issued pursuant to settlement agreement	—	—	20,162	—	75	—	—	75
Issuance of common stock for vendor services.	—	—	153,802	—	782	—	—	782
Rounding due to Stock Split	—	—	1,578	—		—	—	—
Warrants issued in connection with debt financing arrangements	—	—	—	—	248	—	—	248
Net loss for the year ended December 31, 2010	—	—	—	—	—	(7,489)	—	(7,489)
Gain on foreign currency translation	—	—	—	—	—	—	35	35

Balance, December 31, 2010	—	—	12,992,195	13	49,737	(42,933)	72	6,889

Issuance of common stock under a private placement	—	—	5,721,500	6	15,699	—	—	15,705
Issuance of common stock for employee compensation	—	—	130,882	—	489	—	—	489
Issuance of common stock for Board member services	—	—	37,500	—	185	—	—	185
Issuance of common stock for settlement agreements	—	—	4,062	—	20	—	—	20
Issuance of common stock for vendor services	—	—	12,000	—	59	—	—	59
Issuance of common stock from warrant exercise	—	—	35,000	—	155	—	—	155
Compensation expense related to stock option plan	—	—	—	—	180	—	—	180
Net loss for the year ended December 31, 2011	—	—	—	—	—	(14,002)	—	(14,002)
Gain on foreign currency translation	—	—	—	—	—	—	14	14

Balance, December 31, 2011	—	$—	18,933,139	$19	$66,524	$(56,935)	$86	9,694

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except shares data)

	Year Ended
	December 31, 2011	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,002)	$(7,489)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	944	803
Reserve for Inventory Obsolescence	229	—
Allowance for Doubtful Accounts	5,338	32
Common Stock Issued for Services, Salaries and Wages	912	1,407
Amortization of Loan Discount	76	2
Loss on Disposal of Leasehold Improvements	—	14
Impairment of Intangible Assets	61	—
Changes in Operating Assets and Liabilities
Accounts Receivable	(14,797)	(4,992)
Deferred Loan Costs	361	(130)
Inventory	(3,243)	(543)
Deposits	(29)	75
Prepaid Expenses and Other Current Assets	(896)	147
Restricted Cash	—	(43)
Accounts Payable	(1,246)	1,578
Accrued Expenses	1,530	511

NET CASH USED IN OPERATING ACTIVITIES	(24,762)	(8,628)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property, Equipment and Intangibles	(7,918)	(263)

NET CASH USED IN INVESTING ACTIVITIES	(7,918)	(263)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(47)	(25)
Proceeds from Capital Leases	356	—
Noncontrolling Interest Activities	4	—
Payments on Notes and Loan Payable	(145)	(59)
Proceeds from Loan Payable, Net of Loan Costs	6,962	2,520
Proceeds from Convertible Subordinated Notes, Net of Issuance Costs of $1,275	11,225	—
Proceeds from Issuance of Common Stock and Subscriptions, Net of Issuance Costs of $1,619	15,860	7,505

NET CASH PROVIDED BY FINANCING ACTIVITIES	34,215	9,941

FOREIGN CURRENCY TRANSLATION	14	35

NET INCREASE IN CASH	1,549	1,085
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,391	1,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,940	$2,391

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year For:
Interest	$1,025	$2
Income Taxes	$—	$—

During the year ended December 31, 2011, the Company issued 5,721,500 shares in exchange for net proceeds of $15,860 under a private placement. During the year ended December 31, 2010, the Company issued 2,842,642 shares in exchange for net proceeds of $8,025 under a private placement.

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

During the year ended December 31, 2011, the Company issued 168,382 shares valued at $673 for services to directors and employees, issued 35,000 shares valued at $155 for exercise of common stock warrants, issued 12,000 shares valued at $59 for prepaid services and issued 4,062 shares valued at $20 for a settlement agreement. The Company also recognized $180 of expense related to vesting of employee stock options for the same period.

During the year ended December 31, 2010, the Company issued 31,250 shares valued at $125 for fees associated with an early lease termination, issued 12,500 shares valued at $50 for board member services, issued 151,302 shares valued at $782 for prepaid services and rent, issued 78,605 shares valued at $375 for employee services and issued 20,162 shares valued at $75 pursuant to a settlement agreement.

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1. ORGANIZATION AND LINE OF BUSINESS

Organization

We were incorporated on September 29, 2001 in the State of Nevada under the name of Biocorp North America Inc. On March 18, 2005, we filed an amendment to our certificate of incorporation to change our name to Cereplast, Inc.

Line of Business

Cereplast, Inc. (“we” or “Cereplast”) has developed and is commercializing proprietary bio-based resins through two complementary product families: Cereplast Compostables® resins which are compostable, renewable, ecologically sound substitutes for petroleum-based plastics, and Cereplast Sustainables™ resins (including the Cereplast Hybrid Resins product line), which replaces up to 90% of the petroleum-based content of traditional plastics with materials from renewable resources. Our resins can be converted into finished products using conventional manufacturing equipment without significant additional capital investment by downstream converters.

The demand for non-petroleum based, clean and renewable sources for materials, such as bioplastics, and the demand for compostable/biodegradable products are being driven globally by a variety of factors, including fossil fuel price volatility, energy security and environmental concerns. These factors have led to increased spending on clean and renewable products by corporations and individuals as well as legislative initiatives at national, state and local level.

We are a full-service resin solution provider uniquely positioned to capitalize on the rapidly increasing demand for sustainable and environmentally friendly alternatives to traditional plastic products.

We primarily conduct our operations through two product families:

•

Cereplast Compostables® resins are compostable and bio-based, ecologically sound substitutes for petroleum-based plastics targeting primarily compostable bags, single-use food service products and packaging applications. We offer 13 commercial grades of Compostable resins in this product line. These resins are compatible with existing manufacturing processes and equipment making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Compostable line in November 2006.

•

Cereplast Sustainables™ resins are partially or fully bio-based, ecologically sound substitutes for fully petroleum-based plastics targeting primarily durable goods, packaging applications. We offer six commercial grades of Sustainable resins in this product line. These resins are compatible with existing manufacturing processes and equipment, making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Sustainable line in late 2007 under the name “Cereplast Hybrid Resins®.”

•

Cereplast Hybrid Resins® products replace up to 55% of the petroleum content in conventional plastics with bio-based materials such as industrial starches sourced from plants. The Hybrid resins line is designed to offer similar properties to traditional polyolefins such as impact strength and heat deflection temperature, and is compatible with existing converter processes and equipment. The Cereplast Hybrid Resins® line provides a viable alternative for brand owners and converters looking to partially replace petroleum-based resins in durable goods applications. Hybrid resins address this need in a wide range of markets, including automotive, consumer goods, consumer electronics, medical, packaging, and construction. We commercially introduced our first grade of Hybrid resin, Hybrid 150, at the end of 2007. We currently offer four commercial grades in this product line.

•

Cereplast Algae Plastic® resins. In October of 2009 we announced that we have been developing a new technology to transform algae into bioplastics and intend to launch a new resin family containing algae-based materials that will complement our existing line of resins. The first commercial product with Cereplast Algae Plastic® resin is now being produced and sold as part of our Sustainables resin family. We believe that it is important to enhance research on non-food crops as we expect a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae are the first non-food crop project that we have introduced and our R&D department is contemplating the development of additional non-food crop based materials in future years.

Our patent portfolio is currently comprised of six patents in the United States (“U.S.”), one Mexican patent, and eight pending patent applications in the U.S. and abroad. Our trademark portfolio is currently comprised of approximately 45 registered marks and 21 pending applications in the U.S. and abroad.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The audited consolidated financial statements include the financial condition and results of operations of our wholly-owned subsidiary, Cereplast International, S.A., a Luxembourg company organized during the year ended December 31, 2008, for the purpose of conducting sales operations in Europe. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance and the fair value of stock options. Actual results could differ from those estimates.

Cash

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. At various times throughout the year, we may have exceeded federally insured limits. At December 31, 2011 and December 31, 2010, balances in our cash accounts exceeded federally insured limits of $0.25 million by approximately, $3.7 million and $2.2 million, respectively. We have not experienced any losses in such accounts and we do not believe we are exposed to any significant credit risk on cash and cash equivalents.

Concentration of Credit Risk

We had unrestricted cash totaling $3.9 million and $2.4 million at December 31, 2011 and 2010, respectively. Our unrestricted cash is held for working capital purposes. We do not enter into investments for trading or speculative purposes. Some of the securities in which we invest, however, may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, debt securities and certificates of deposit. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

Concentration of credit risk with respect to accounts receivable is limited to certain European customers to whom we make substantial sales. As of December 31, 2011 we had one large European customer that accounted for $7.6 million, or 36% of our accounts receivable balance, which is past due. We have another large European customer with $6.1 million, or 29% of our receivable balance. Agreed upon payment terms for both of these customers are 90 days from receipt of goods. These customers have acknowledged to us their agreement with the amounts owing and no amounts recognized in revenue or recorded in accounts receivable from these customers are in dispute. To reduce risk, we routinely assess the financial strength of our most significant customers, using standard credit risk evaluation methods with reference to publicly available and customer supplied information, and monitor the amounts owed to us, taking appropriate action when necessary. As a result of the recent deterioration in the general economic conditions in Europe and the slow payment by some of our European customers, we have increased our allowance for doubtful accounts to $5.4 million to reflect management’s assessment of credit risk associated with these customer balances. We are working with all customers to mitigate credit risk and ensure collection of all outstanding amounts.

Other Concentration

During the year ended December 31, 2011, we had three significant suppliers that accounted for 33.1%, 27.5% and 10.8% of total cost of goods sold, respectively. During the same period in the prior year, we had two significant suppliers that accounted for 45.9% and 23.2% of total cost of goods sold, respectively. No other suppliers accounted for more than 10% of cost of goods sold during these periods.

Liquidity and Capital Resources

We have incurred a net loss of $14.0 million for the year ended December 31, 2011, and $7.5 million for the year ended December 31, 2010, and have an accumulated deficit of $56.9 million as of December 31, 2011. Based on our operating plan, our existing working capital will not be sufficient to meet the cash requirements to fund our planned operating expenses, capital expenditures and working capital requirements through December 31, 2012 without additional sources of cash.

Our plan to address the shortfall of working capital is to generate additional financing through a combination of refinancing existing credit facilities, incremental product sales and collection of outstanding receivables. We are confident that we will be able to deliver on our plans, however, there are no assurances that we will be able to obtain any sources of financing on acceptable terms, or at all.

If we cannot obtain sufficient additional financing in the short-term, we may be forced to curtail or cease operations or file for bankruptcy. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be forced to take such actions.

Restricted Cash

We had restricted cash in the amount of approximately $43,000 on December 31, 2011 and 2010. The restricted cash amount consists of a “Certificate of Deposit” which supports a “Letter of Credit” for a leased facility.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments as of December 31, 2011 and 2010, which include cash, accounts receivable, unbilled receivable, accounts payable, accrued expenses, loans payable and convertible subordinated notes approximate their fair values due to the short-term nature of these instruments.

Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses that may arise if any of our customers are unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. Quantitative factors include customer’s past due balance, prior payment history, recent sales activity and days sales outstanding. Qualitative factors include macroeconomic environment, current product demand, estimated inventory levels and customer’s financial position. In certain cases, we may have access to repossess unsold products held at customer locations as recourse for payment defaults. The fair market value of these products are considered as potential recovery in estimating net losses from uncollectible accounts. We record an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was approximately $5.4 million and $66,000 as of December 31, 2011 and 2010, respectively.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or market and consist primarily of raw materials used in the manufacturing of bioplastic resins, finished bioplastic resins and finished goods. Inventories are reviewed for excess and obsolescence and a reserve is established accordingly. For the years ended December 31, 2011, and 2010, inventories consisted of the following (in thousands):

	2011	2010
Raw Materials	$2,565	$936
Bioplastic Resins	1,959	318
Finished Goods	42	44
Packaging Materials	69	53
Work In Process	—	41
Obsolescence Reserve	(229)	—

Inventories, Net	$4,406	$1,392

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between five and seven years. Repairs and maintenance expenditures are charged to expense as incurred. Property and equipment consist of the following (in thousands):

	2011	2010
Equipment	$5,434	$5,074
Building	5,906	—
Land	32	—
Construction In Progress	1,743	135
Auto	37	25
Furniture and Fixtures	327	279
Leasehold Improvements	273	51

	13,752	5,564
Accumulated Depreciation	(3,151)	(2,213)

Property and Equipment, Net	$10,601	$3,351

Intangible Assets

Intangible assets are stated at cost and consist primarily of patents and trademarks. Amortization is computed on the straight-line method over the estimated life of these assets, estimated to be between five and fifteen years. Intangible assets consist of the following (in thousands):

	2011	2010
Intangible Assets	$222	$203
Accumulated Amortization	(39)	(33)

Intangible Assets, Net	$183	$170

Deferred Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Revenue Recognition

We recognize revenue at the time of shipment of products, when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is probable.

Certain of our product sales are made to distributors under agreements with generally the same terms of sale and credit as all other customer agreements. Revenue from product sales to our customers, including our customers who are distributors, is recognized upon shipment provided the above noted fundamental criteria of revenue recognition are met. The sale of products to our customers who are distributors is not contingent upon the distributor selling the product to the end-user, and our current agreements with distributors do not have any rights of return.

Impairment of Long-Lived Assets.

We review long-lived assets for possible impairment by evaluating whether the carrying amount of assets exceed its recoverable amount. Our judgment regarding the existence of impairment is based on legal factors, market conditions and operational performance of our assets. Future adverse changes in legal environment, market conditions or poor operating results could result in losses or an inability to recover the carrying value of the long-lived assets, thereby possibly requiring an impairment charge in the future.

Comparative Figures

Certain of the prior year figures have been reclassified to conform to the presentation adopted in the current year.

3. CAPITAL STOCK

Reverse Stock Split

On March 15, 2010, we implemented a reverse split of our common stock in ratio of one-for-forty. The reverse split was effective at 6:00 a.m. on March 15, 2010. All historical and per share amounts have been adjusted to reflect the reverse stock split.

Capital Stock Issued

During the twelve months ended December 31, 2011, we issued shares of common stock as follows:

•

We issued 2,596,500 shares of common stock and 649,128 warrants with an exercise price of $6.35 for net proceeds of $12.3 million pursuant to a securities purchase agreement dated January 26, 2011 under a private placement.

•	We issued 180,382 shares of restricted common stock valued at $0.7 million to various employees, directors, and third parties for services rendered during the period.

•	We issued 4,062 shares of common stock valued at $20,000 pursuant to a settlement agreement.

•	We issued 35,000 shares of common stock valued at $155,400 pursuant to a warrant exercise.

•

In a private placement transactions made in reliance upon an exemption from registration under rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act, we issued 3,125,000 shares of common stock for net cash proceeds of $4.5 million. We issued 3,125,000 shares of common stock for net cash proceeds of $4.5 million.

During the twelve months ended December 31, 2010, we issued shares of common stock as follows:

•

We issued 2,137,642 shares of common stock for net cash proceeds of $6.2 million pursuant to an effective Registration Statement on Form S-3 (Registration No. 333- 166307) initially filed with the Securities and Exchange Commission on April 26, 2010, and amended on May 21, 2010. The Registration Statement was declared effective on May 26, 2010.

•

In a private placement transactions made in reliance upon an exemption from registration under rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act, we issued 705,000 shares of common stock for net cash proceeds of $1.3 million.

•	We issued 268,587 shares of common stock valued at $1.2 million to various employees, directors, and third parties for services rendered during the period.

•	We issued 31,250 shares of common stock valued at $125,000 for fees associated with the early termination of a lease in California.

•	We issued 20,162 shares of common stock valued at $75,000 pursuant to a settlement agreement.

•	We issued 2,500 shares of common stock valued at $12,000 as a termination fee related to the Periodic Equity Investment Agreement with Cumorah Capital, Inc. dated December 8, 2008.

Valuation Assumptions for Stock Options

During the year ended December 31, 2011, we granted options to our employees to purchase an aggregate of 300,000 shares of our common stock, with estimated total grant-date fair values of $0.7 million. We estimate that stock-based compensation for awards not expected to be exercised is $0.2 million. During the three and nine months ended December 31, 2011, we recorded stock-based compensation related to stock options of $23,000 and $0.2 million, respectively. The grant date fair value was estimated at the date of grant using the Black-Scholes option pricing model, assuming no dividends and the following assumptions:

Year ended December 31,
2011
Average risk-free interest rate	2.29%
Average expected life (in years)	6.0
Volatility	41.9%

•	Expected Volatility: The fair values of stock based payments were valued using a volatility factor based on our historical stock prices.

•	Expected Term: We elected to use the “simplified method” as discussed in SAB No. 107 to develop the estimate of the expected term.

•	Expected Dividend: We have not paid any dividends and do not anticipate paying dividends in the foreseeable future.

•

Risk-Free Interest Rate: We base the risk-free interest rate used on the implied yield currently available on U.S. Treasury zero-coupon issues with remaining term equivalent to the expected term of the options.

Stock Option Activity

Under the 2004 Employee Stock Option Plan adopted by our board of directors (the “Plan”), our board of directors may issue incentive and non-qualified stock options to our employees. Options granted under the Plan generally expire at the end of five or ten years and vest in accordance with a vesting schedule determined by our board of directors, usually over three years from the grant date. As of December 31, 2011, we have 34,375 shares available for future grants under the Plan. We settle stock option exercises with newly issued shares of our common stock (in thousands except, per share data):

	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding—beginning of year	73	$22.40	73	$22.40
Granted at fair value	300	5.31	—	—
Exercised	—	—	—	—
Cancelled/forfeited	—	—	—	—

Outstanding—end of year	373	8.65	73	22.40

Options exercisable at year-end	133	$14.69	73	$22.40

The following table summarizes information about stock options as of December 31, 2011 (in thousands, except per share data):

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value
$0.0-$5.31	300	$5.31	9.2	—	60	$5.31	9.16	—
5.32 - $22.40	73	22.40	2.92	—	73	22.40	2.92	—

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on our closing stock price of $0.96 at December 31, 2011 which would have been received by the option holders had all option holders exercised their options as of that date.

No options were granted during the year ended December 31, 2010.

Common Stock Warrants

In connection with the registered direct offering of 3,125,000 Units effective November 2011, we issued warrants to purchase 2,343,750 of our common stock. The per share exercise price of the warrants is $2.20. The warrants are exercisable at any time on or after the date that is 180 days after the initial issuance on the date of closing and will expire on a date that is five years from the date of closing.

In connection with the issue of 2,596,500 shares of common stock to accredited investors pursuant to a securities purchase agreement entered into on January 26, 2011, we issued warrants to purchase 649,128 shares of our common stock. The warrants have an exercise price of $6.35 per share and are exercisable until July 31, 2016.

A summary of warrant activity is as follows (in thousands, except per share data):

	2011		2010
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding— January 1,	1,273	$4.44	—	$—
Issued	2,993	3.10	1,273	4.44
Cancelled	(12)	5.28	—	—
Exercised	(35)	4.44	—	—

Outstanding—December 31,	4,219	5.09	1,273	4.44

Warrants exercisable at end of period	4,219	$3.48	1,273	$4.44

4. LOANS PAYABLE AND CONVERTIBLE SUBORDINATED NOTES

Venture Loan Payable

On December 21, 2010, we entered into a Venture Loan and Security Agreement (the “Loan Agreement”) with Compass Horizon Funding Company, LLC (the “Lender” or “Horizon”). The Loan Agreement provides for a total loan commitment of $5.0 million (“the Loan”) comprising of Loan A and Loan B, each in the amount of $2.5 million. Loan A was funded at closing on December 21, 2010 and matures 39 months after the date of advance. Loan B was funded on February 17, 2011 and also matures 39 months after the date of advance. We are obligated to pay interest per annum equal to the greater of (a) 12% or (b) 12% plus the difference between (i) the one month LIBOR Rate in effect on the date preceding the funding of such loan by five business days and (ii) .30%. We are required to make interest only payments for the first nine months of each loan and equal payments of principal over the final thirty months of each loan. We granted a security interest in all of our assets to the Lender.

In connection with Loan Agreements, we issued a seven year warrant to the Lender to purchase 140,000 shares of our common stock at an exercise price of $4.40. The relative fair value of the warrants was $0.2 million and will be recorded as interest expense over the term of the Loan. We estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions:

December 22, 2010
Assumptions:
Expected Life	7 years
Expected volatility	39.9%
Dividends	None
Risk-free interest rate	2.74%

Also in connection with the Loan Agreement, we incurred $0.4 million of debt issue costs which were deferred and are being amortized to interest expense over the term of the loan.

Promissory Note

We signed a promissory note in the amount of $20,359 related to the purchase of an automobile in fiscal year 2010. The note bears interest at 7.7% per annum and is to be repaid over a period of 60 months.

Convertible Subordinated Notes

On May 24, 2011, we issued $12.5 million in aggregate principal amount of 7% Senior Subordinated Convertible Notes due June 1, 2016 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), entered into between us and Wells Fargo Bank, National Association, as trustee, on May 24, 2011. In connection with the issuance of the Notes, we entered into a Waiver to our Venture Loan and Security Agreement with Horizon, dated May 18, 2011 pursuant to which Horizon provided its consent to the offering of the Notes and waived any restrictions in the Loan Agreement.

The Notes are senior subordinated unsecured obligations which will rank subordinate in right to payment to all of our existing and future senior secured indebtedness and bear interest at a rate of 7% per annum payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2011. The Notes mature on June 1, 2016, with an early repurchase date of June 15, 2014 at the option of the purchaser. The Notes are convertible into shares of our common stock in accordance with the terms of the Notes and the Indenture, at the initial conversion rate of 172.4138 shares of our common stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $5.80 per share, subject to adjustment. If the Notes are converted into shares of our common stock prior to June 2, 2014, an interest make-whole payment will be due based on the conversion date up until June 2, 2014. Upon a non-stock change in control, additional shares of our common stock may need to be issued upon conversion, with a maximum additional shares of 25.606 per $1,000 in principal amount of Notes being issuable thereunder, for a total maximum of 198.0198 shares per $1,000 Note. Certain customary anti-dilution provisions included in the Indenture and/or the Notes could adjust the conversion rate. At December 31, 2011, the Notes are convertible into 2,155,173 shares of our common stock.

The conversion feature within the Notes is not considered to be a beneficial conversion feature within the meaning of Accounting Standards Codification (“ASC”) 470, Debt, and therefore all of the gross proceeds from the Notes have been classified as long term debt. In connection with the issue of the Notes, we incurred approximately $1.3 million of debt issue costs which were deferred and are being amortized to interest expense over the term to the early repurchase date of June 15, 2014.

Also in connection with the issuance of the Notes, we entered into a Securities Purchase Agreement dated May 18, 2011 pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Notes and the shares of common stock underlying the Notes. The registration statement was declared effective on August 10, 2011.

Effective October 24, 2011, Cereplast Italia S.p.A (“Cereplast Italia”), our wholly owned subsidiary, completed its acquisition of an industrial plant and the real estate on which the industrial plant is located in Cannara, Italy. The Deed of Sale between Cereplast Italia and Societa Regionale Per Lo Sviluppo Economico Dell’Umbria — Sviluppumbria S.p.A, provided for an aggregate purchase price of approximately $6.5 million. In connection with the acquisition, Cereplast Italia entered into the following financing transactions:

•

Mortgage loan with Banca Monte Dei Paschi Di Sienna S.p.A for the principal of $4.5 million. The loan bears interest of Euribor (6-month) plus 5.7%. The loan is for a term of 15 years with interest only payments for the first two years, payable January 1 and July 1 each year and principal and interest payments thereafter according to an amortization schedule. 20% of the principal is guaranteed for 10 years by Gepafin, a local government agency; $0.5 million of the principal is guaranteed by Eurofidi through December 31, 2016.

•

Credit facility with Intesa Sanpaolo for up $0.7 million. The facility is for a term of eight months with a floating interest rate based on Euribor (3 month), currently 5.85%. Interest is deferred for the first two months of the term. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.

•

Credit facility with Unicredit Bank for up to $0.8 million. The facility is for a term of 18 months with a floating interest rate based on Euribor (3 month), currently 5.93%. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.

5. LEASES

We currently operate out of El Segundo, California, Seymour, Indiana and Bönen, Germany. The leases underlying these three facilities are summarized below:

California Facility — The El Segundo facility consists of approximately 5,475 square feet of corporate office space. The lease commenced on March 1, 2010 and has a term of five years. The lease was subsequently amended on April 1, 2011 to add additional office space. The lease term relating to the additional office space expires on May 31, 2013. Our current monthly rent is $13,124, with 3% annual escalation.

Indiana Facility — The Seymour facility consists of approximately 105,000 square feet used as a manufacturing and distribution facility for our products. The lease commenced in January 2008, with a ten year term expiring in January 2018. Our current monthly rent is $25,000.

Bönen Facility— The Bönen facility consists of approximately 1,000 square feet of corporate office space. The facility is subject to a lease with monthly rents of approximately $2,000 expiring in December 2018.

6. MAJOR CUSTOMERS AND FOREIGN SALES

The following customers accounted for 10% or more of net revenue in the periods presented:

	Year Ended December 31,
	2011	2010

Customer A	27.8%	—
Customer B	27.1%	—
Customer C	25.6%	—
Customer D	—	48.8%
Customer E	—	14.1%

Our net sales were made up of sales to customers in the following geographic regions (in thousands):

	Year Ended December 31,
	2011		2010
North America	$719	3.5%	$1,455	22.9%
International
Italy	12,055	59.5%	3,091	48.7%
Germany	5,501	27.2%	1,074	17.0%
Malta	1,128	5.6%	—	—%
Other	853	4.2%	724	11.4%

Net sales	$20,256	100%	$6,344	100. %

7. INCOME TAX

We are subject to U.S. and California income tax. Subject to limited statutory exceptions, we are no longer subject to federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2006. We are not presently liable for any income taxes nor are we undergoing any tax examinations by the Internal Revenue Service. No Deferred Tax Assets or Deferred Tax Liabilities are included in our balance sheets at December 31, 2011 or December 31, 2010.

Our policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

8. DEFERRED TAX BENEFIT

At December 31, 2011, we have available federal and state cumulative net operating loss carry forwards of ($38.4 million), which expire at various dates from 2012 through 2031.

The differences between our effective income tax rate and the statutory federal rate for the years ended December 31, 2011 and 2010 relate primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of realization. The valuation allowance was $16.3 million and $11.4 million at December 31, 2011 and 2010, respectively. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to significant annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

A reconciliation of income tax expense that would result from applying the U.S. Federal and State rate of 39% to pre-tax income from continuing operations for the years ended December 31, 2011 and 2010, with federal income tax expense presented in the financial statements is as follows (in thousands):

	2011	2010
Income tax benefit computed at U.S. Federal statutory rate (34%)	$(4,665)	$(2,546)
State income taxes, net of benefit federal taxes	(686)	(374)
Meals & Entertainment	106	39
Stock for services	393	589
Allowance for Doubtful Accounts	2,081	12
Inventory Reserve	89	—
Depreciation	40	(456)
Deferred Loan Costs	(464)	(50)
Research & Development Credit	26	—
Accruals	(7)	(67)
Disposal of Assets	—	3
Less Valuation Allowance	3,087	2,850

Income tax expense	$—	$—

The deferred income tax benefit at December 31, 2011 and 2010 reflects the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of deferred tax assets and liabilities, are approximately as follows (in thousands):

	2011	2010
Deferred Tax Assets:
NOL Carryover	$14,990	$11,973
R&D Carryover	171	104
Contribution Carryover	1	1
Allowance for Doubtful Accounts	2,107	26
RP Accruals	48	54
Inventory Reserve	89	—
Deferred Tax Liabilities:
Depreciation	(625)	(689)
Deferred Loan Costs	(515)	(50)
Less Valuation Allowance	(16,266)	(11,419)

Income Tax Expense	$—	$—

9. CAPITAL LEASE OBLIGATIONS

Future payments on capital lease obligations are as follows (in thousands):

Twelve months ending December 31:
2012	$73
2013	82
2014	64
2015	51
2016	48
Thereafter	—

Total future minimum lease payments	$318

10. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2011 and 2010, we had no related party transactions.

11. SUBSEQUENT EVENTS

We have evaluated subsequent events pursuant to ASC Topic 855 and note that there are no events to disclose.

CEREPLAST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash	$237	$3,940
Accounts Receivable, Net	7,293	14,744
Inventory, Net	5,424	4,406
Prepaid Expenses and Other Current Assets	1,136	966

Total Current Assets	14,090	24,056

Property and Equipment
Property and Equipment	13,836	13,752
Accumulated Depreciation and Amortization	(3,668)	(3,151)

Property and Equipment, Net	10,168	10,601

Other Assets
Restricted Cash	43	43
Deferred Loan Costs	867	1,321
Intangible Assets, Net	248	183
Deposits	47	47

Total Other Assets	1,205	1,594

Total Assets	$25,463	$36,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$1,134	$1,813
Accrued Expenses	3,049	2,760
Capital Leases, Current Portion	77	73
Loan Payable, Current Portion	4,023	1,855
Convertible Subordinated Notes, Current Portion	357	—
Derivative Liability	344	—

Total Current Liabilities	8,984	6,501

Long-Term Liabilities
Loan Payable	4,423	7,307
Convertible Subordinated Notes	8,532	12,500
Capital Leases, Long-Term	191	245

Total Long-Term Liabilities	13,146	20,052

Total Liabilities	22,130	26,553

Shareholders’ Equity
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; 73 and 0 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	—	—
Common Stock, $0.001 par value; 495,000,000 shares authorized; 28,989,829 and 18,933,139 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	29	19
Additional Paid in Capital	76,398	66,524
Accumulated Deficit	(73,210)	(56,935)
Accumulated Other Comprehensive Income (Loss)	112	86

	3,329	9,694
Noncontrolling Interests	4	4

Total Equity	3,333	9,698

Total Liabilities and Shareholders’ Equity	$25,463	$36,251

See accompanying notes to unaudited consolidated financial statements.

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Gross Product Sales	$481	$5,414	$786	$20,849
Sales Discounts, Returns and Allowances	(4)	(45)	(16)	(628)

Net Sales	477	5,369	770	20,221
Cost of Goods Sold	910	4,475	2,093	17,701

Gross Profit (Loss)	(433)	894	(1,323)	2,520
Operating Expenses:
Research and Development	115	280	371	789
Selling, General and Administrative	6,410	3,689	9,286	8,457

Total Operating Expenses	6,525	3,969	9,657	9,246

Operating Loss	(6,958)	(3,075)	(10,980)	(6,726)
Debt Extinguishment Costs	—	—	(427)	—
Loss on Derivative Liability	47	—	(52)	—
Interest and Other Income	—	—	18	—
Interest Expense	(3,057)	(513)	(4,834)	(999)

Loss Before Provision for Income Taxes	(9,968)	(3,588)	(16,275)	(7,725)
Provision for Income Taxes	—	—	—	—

Net Loss	(9,968)	(3,588)	(16,275)	(7,725)
Gain (Loss) on Foreign Currency Translation	(95)	(54)	26	(93)

Total Comprehensive Loss	$(10,063)	$(3,642)	$(16,249)	$(7,818)

Net Loss Per Share—Basic and Diluted	$(0.40)	$(0.23)	$(0.77)	$(0.50)

Weighted Average Common Shares Outstanding—Basic and Diluted	24,739,449	15,777,793	21,242,115	15,470,324

See accompanying notes to unaudited consolidated financial statements.

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except shares data)

	Nine Months Ended
	September 30, 2012	September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(16,275)	$(7,725)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	536	694
Allowance for Doubtful Accounts	5,082	1,780
Common Stock Issued for Services, Salaries and Wages	160	874
Amortization of Loan Discount	3,223	57
Impairment of Intangible Assets	—	64
Extinguishment of Convertible Debt	368	—
Loss on Derivative Liability	52	—
Changes in Operating Assets and Liabilities
Accounts Receivable	537	(15,609)
Deferred Loan Costs	458	223
Inventory	814	(2,095)
Deposits	—	(35)
Prepaid Expenses	(171)	(1,514)
Accounts Payable	659	269
Accrued Expenses	288	864

NET CASH USED IN OPERATING ACTIVITIES	(4,269)	(22,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(180)	(1,290)
Proceeds from Sale of Equipment	15	—

NET CASH USED IN INVESTING ACTIVITIES	(165)	(1,290)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(50)	(13)
Proceeds from Capital Leases	—	96
Noncontrolling Interest Activities	—	4
Payments made on Notes Payable	(603)	—
Proceeds from Loan Payable, Net of Loan Costs	—	2,500
Proceeds from Convertible Notes, Net of Issuance Costs	600	11,225
Proceeds from Issuance of Common Stock and Subscriptions, Net of Issuance Costs	400	11,363
Proceeds from Issuance of Preferred Stock, Net of Issuance Costs	400	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	747	25,175

FOREIGN CURRENCY TRANSLATION	(15)	(93)

NET INCREASE (DECREASE) IN CASH	(3,702)	1,639
CASH, BEGINNING OF PERIOD	3,940	2,391

CASH, END OF PERIOD	$237	$4,030

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year For:
Interest	$460	$417
Income Taxes	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

During the nine months ended September 30, 2012, the Company issued 84,478 shares valued at $88 to employees for service rendered during the period, 50,000 shares valued at $11 to a vendor for services rendered during the period and 9,587 shares valued at $10 for a settlement agreement. The Company also recognized $51 of expense related to vesting of employee stock options for the same period. During the nine months ended September 30, 2011, the Company issued 153,796 shares valued at $657 for services to directors and employees for services rendered during the period, 35,000 shares valued at $155 for exercise of common stock warrants, 12,000 shares valued at $59 for prepaid services and 4,062 shares valued at $20 for a settlement agreement. The Company also recognized $134 of expense related to vesting of employee stock options for the same period.

See accompanying notes to unaudited consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

1. ORGANIZATION AND LINE OF BUSINESS

Organization

Cereplast, Inc. (“we” or “Cereplast”) was incorporated on September 29, 2001 in the State of Nevada under the name Biocorp North America Inc. On March 18, 2005, we filed an amendment to our certificate of incorporation to change our name to Cereplast, Inc.

Line of Business

We have developed and are commercializing proprietary bio-based resins through two complementary product families: Cereplast Compostables® resins which are compostable, renewable, ecologically sound substitutes for petroleum-based plastics, and Cereplast Sustainables™ resins (including the Cereplast Hybrid Resins product line), which replaces up to 90% of the petroleum-based content of traditional plastics with materials from renewable resources. Our resins can be converted into finished products using conventional manufacturing equipment without significant additional capital investment by downstream converters.

The demand for non-petroleum based, clean and renewable sources for materials, such as bioplastics, and the demand for compostable/biodegradable products are being driven globally by a variety of factors, including fossil fuel price volatility, energy security and environmental concerns. These factors have led to increased spending on clean and renewable products by corporations and individuals as well as legislative initiatives at national, state and local level.

We are a full-service resin solution provider uniquely positioned to capitalize on the rapidly increasing demand for sustainable and environmentally friendly alternatives to traditional plastic products.

We primarily conduct our operations through two product families:

•

Cereplast Compostables® resins are compostable and bio-based, ecologically sound substitutes for petroleum-based plastics targeting primarily compostable bags, single-use food service products and packaging applications. We offer 17 commercial grades of Compostable resins in this product line. These resins are compatible with existing manufacturing processes and equipment making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Compostable line in November 2006.

•

Cereplast Sustainables™ resins are partially or fully bio-based, ecologically sound substitutes for fully petroleum-based plastics targeting primarily durable goods, packaging applications. We offer four commercial grades of Sustainable resins in this product line. These resins are compatible with existing manufacturing processes and equipment, making them a ready substitute for traditional petroleum-based resins. We commercially introduced our Sustainable line in late 2007 under the name “Cereplast Hybrid Resins®.”

•

Cereplast Hybrid Resins® products replace up to 55% of the petroleum content in conventional plastics with bio-based materials such as industrial starches sourced from plants. The Hybrid resins line is designed to offer similar properties to traditional polyolefins such as impact strength and heat deflection temperature, and is compatible with existing converter processes and equipment. The Cereplast Hybrid Resins® line provides a viable alternative for brand owners and converters looking to partially replace petroleum-based resins in durable goods applications. Hybrid resins address this need in a wide range of markets, including automotive, consumer goods, consumer electronics, medical, packaging, and construction. We commercially introduced our first grade of Hybrid resin, Hybrid 150, at the end of 2007. We currently offer eight commercial grades in this product line.

•

Cereplast Algae Plastic® resins. In October of 2009 we announced that we have been developing a new technology to transform algae into bioplastics and intend to launch a new resin family containing algae-based materials that will complement our existing line of resins. The first commercial product with Cereplast Algae Plastic® resin is now being produced and sold as part of our Sustainables resin family. We believe that it is important to enhance research on non-food crops as we expect a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae are the first non-food crop project that we have introduced and our R&D department is contemplating the development of additional non-food crop based materials in future years.

Our patent portfolio is currently comprised of five patents in the United States (“U.S.”), one Mexican patent, and seven pending patent applications in the U.S. and abroad. Our trademark portfolio is currently comprised of 47 registered marks, 4 allowed marks and 12 pending applications in the U.S. and abroad.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The unaudited consolidated financial statements include the financial condition and results of operations of our wholly-owned subsidiary, Cereplast International, S.A., a Luxembourg company organized during the year ended December 31, 2008, for the purpose of conducting sales operations in Europe through two subsidiaries: Cereplast Europe SAS,a French company and Cereplast Italia SPA, an Italian corporation. Intercompany balances and transactions have been eliminated in consolidation. The results of operations for interim periods are not necessarily indicative of the results that may be expected for a full year. These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance and the fair value of stock options. Actual results could differ from those estimates.

Cash

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. At various times throughout the year, the Company may have exceeded federally insured limits. At December 31, 2011, balances in our cash accounts exceeded federally insured limits of $0.25 million by approximately $3.7 million. We have not experienced any losses in such accounts and we do not believe we are exposed to any significant credit risk on cash and cash equivalents.

Concentration of Credit Risk

We had unrestricted cash totaling $0.2 million and $3.9 million at September 30, 2012 and December 31, 2011, respectively. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Some of the securities in which we invest, however, may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, debt securities and certificates of deposit. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. We actively monitor changes in interest rates.

Concentration of credit risk with respect to accounts receivable is limited to certain European customers to whom we make substantial sales. As of September 30, 2012 we had two large European customers that accounted for $13.7 million, or 74% of our accounts receivable balance, which is past due. Agreed upon payment terms for both of these customers are 90 days from receipt of goods. These customers are distributors and have acknowledged to us their agreement with the amounts owing and no amounts recognized in revenue or recorded in accounts receivable from these customers are in dispute. These distributor product sales were sold under agreements with generally the same terms of sale and credit as all other customer agreements. These sales are not contingent upon the distributor selling the product to the end-user and there is no right of return. To reduce risk, we routinely assess the financial strength of our most significant customers, using standard credit risk evaluation methods with reference to publicly available and customer supplied information, and monitor the amounts owed to us, taking appropriate action when necessary. As a result of the recent deterioration in the general economic conditions in Europe and the slow payment by some of our European customers, we have established an allowance for doubtful accounts of $10.5 million to reflect management’s assessment of credit risk associated with these customer balances. We are working with all customers to mitigate credit risk and ensure collection of all outstanding amounts.

Other Concentration

During the nine months ended months ended September 30, 2012, we did not have any significant suppliers that accounted for greater than 10% of total cost of goods sold. During the same period in the prior year, we had two significant suppliers that accounted for 34.0%, and 27.6% of total cost of goods sold. No other suppliers accounted for more than 10% of cost of goods sold during these periods.

Liquidity and Capital Resources

We have incurred a net loss of $16.3 million for the nine months ended September 30, 2012, and $14.0 million for the year ended December 31, 2011, and have an accumulated deficit of $73.2 million as of September 30, 2012. Based on our operating plan, our existing working capital will not be sufficient to meet the cash requirements to fund our planned operating expenses, capital expenditures and working capital requirements through December 31, 2012 without additional sources of cash.

In order to provide and preserve the necessary working capital to operate, we have successfully completed the following transactions in 2012:

•

Entered into an Exchange Agreement with Magna Group LLC (“Magna”), pursuant to which we agreed to issue to Magna convertible notes, in the aggregate principal amount of up to $4.6 million, in exchange for repayment of our Term Loan with Compass Horizon Funding Company, LLC.

•	Obtained a Forbearance Agreement on our semi-annual coupon payment due on June 1, 2012 with certain holders of our Senior Subordinated Notes to defer payment until December 1, 2012.

•

Reduced future interest payments through executing an Exchange Agreement for $2.5 million with certain holders of our Senior Subordinated Notes for conversion of their Notes and accrued interest into shares at an exchange rate of one share of our common stock for each $1.00 amount of the Note and accrued interest.

•	Issued 6,375,000 shares of our common stock to an institutional investor in settlement of approximately $1.3 million of our outstanding accounts payable balances.

•	Completed a Registered Direct offering to issue 1,000,000 shares of common stock at $0.50 per share for gross proceeds of $0.5 million.

•	Obtained unsecured short-term convertible debt financing of $0.6 million with additional availability of approximately $0.6 million at the lender’s sole discretion.

•	Returned unused raw materials to our suppliers in exchange for refunds net of restocking charges of approximately $0.3 million.

Our plan to address the shortfall of working capital is to generate additional financing through a combination of sale of our equity securities, additional funding from our new short-term convertible debt financings, incremental product sales into new markets with advance payment terms and collection of outstanding past due receivables. We are confident that we will be able to deliver on our plans, however, there are no assurances that we will be able to obtain any sources of financing on acceptable terms, or at all.

If we cannot obtain sufficient additional financing in the short-term, we may be forced to curtail or cease operations or file for bankruptcy. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be forced to take such actions.

Restricted Cash

We had restricted cash in the amount of approximately $43,000 on September 30, 2012 and December 31, 2011. The restricted cash amount consists of a “Certificate of Deposit” which supports a “Letter of Credit” for a leased facility.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments as of September 30, 2012, which include cash, accounts receivable, unbilled receivable, accounts payable, accrued expenses, loans payable and convertible subordinated notes approximate their fair values due to the short-term nature of these instruments.

Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses that may arise if any of our customers are unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. Quantitative factors include customer’s past due balance, prior payment history, recent sales activity and days sales outstanding. Qualitative factors include macroeconomic environment, current product demand, estimated inventory levels and customer’s financial position. In certain cases, we may have access to repossess unsold products held at customer locations as recourse for payment defaults. The fair market value of these products are considered as potential recovery in estimating net losses from uncollectible accounts. On July 27, 2012, we entered into a Settlement Agreement with Colortec S.r.l. (“Colortec”) to resolve a dispute regarding our claims on outstanding accounts receivable balances. In exchange for renouncing our claim on outstanding accounts receivable from Colortec, we were granted access to recover unused containers of our products held by Colortec, valued at approximately $1.8 million. We have eliminated the outstanding accounts receivable balance due from Colortec in exchange for the value of inventory we recovered.

We record an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was approximately $10.5 million and $5.4 million as of September 30, 2012 and December 31, 2011, respectively.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consist primarily of raw materials used in the manufacturing of bioplastic resins, finished bioplastic resins and finished goods. Inventories are assessed for recoverability through an ongoing review of inventory levels in relation to foreseeable demand, which is typically six to twelve months. We consider any quantities in excess of three years of inventory to be excessive due to the shelf life of our products. A significant qualitative factor used in our evaluation is the fact that polypropylene is a core ingredient to our bioplastic resin products. Polypropylene is a multi-billion dollar commodity market within the plastics industry, which provides us an active marketplace to monetize potential excess or obsolete inventory. Our foreseeable demand is based upon all available information, including sales forecasts, new product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell or return to the vendor. The amount of the inventory write down is the excess of historical cost over estimated realizable value. Once established, these write downs are considered permanent adjustments to the cost basis of the excess inventory. As of September 30, 2012 and December 31, 2011, inventories consisted of the following(in thousands):

	September 30, 2012	December 31, 2011
	(Unaudited)
Raw Materials	$2,030	$2,565
Bioplastic Resins	3,475	1,959
Finished Goods	41	42
Packaging Materials	72	69
WIP	—	—
Obsolescence Reserve	(194)	(229)

Inventories, net	$5,424	$4,406

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between five and seven years. Repairs and maintenance expenditures are charged to expense as incurred. Property and Equipment consist of the following (in thousands):

	September 30, 2012	December 31, 2011
	(Unaudited)
Equipment	$5,772	$5,434
Building	5,906	5,906
Land	32	32
Construction In Progress	1,526	1,743
Auto	—	37
Furniture and Fixtures	327	327
Leasehold Improvements	273	273

	13,836	13,752
Accumulated Depreciation	(3,668)	(3,151)

Property and Equipment, Net	$10,168	$10,601

Intangible Assets

Intangible assets are stated at cost and consist primarily of patents and trademarks. Amortization is computed on the straight-line method over the estimated life of these assets, estimated to be between five and fifteen years. Intangible assets consist of the following (in thousands):

	September 30, 2012	December 31, 2011
	(Unaudited)
Intangible Assets	$295	$222
Accumulated Amortization	(47)	(39)

Intangible Assets, Net	$248	$183

Deferred Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Revenue Recognition

We recognize revenue at the time of shipment of products, when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is probable.

Certain of our product sales are made to distributors under agreements with generally the same terms of sale and credit as all other customer agreements. Revenue from product sales to our customers, including our customers who are distributors, is recognized upon shipment provided the above noted fundamental criteria of revenue recognition are met. The sale of products to our customers who are distributors is not contingent upon the distributor selling the product to the end-user, and our current agreements with distributors do not have any rights of return.

Impairment of Long-Lived Assets

We review long-lived assets for possible impairment by evaluating whether the carrying amount of assets exceed its recoverable amount. Our judgment regarding the existence of impairment is based on legal factors, market conditions and operational performance of our assets. Future adverse changes in legal environment, market conditions or poor operating results could result in losses or an inability to recover the carrying value of the long-lived assets, thereby possibly requiring an impairment charge in the future.

Comparative Figures

Certain of the prior year figures have been reclassified to conform to the presentation adopted in the current year.

Derivative Financial Instruments

Our derivative financial instruments consist of embedded and free-standing derivatives related primarily to the convertibles notes. The embedded derivatives include the conversion features, and liquidated damages clauses in the registration rights agreement. The accounting treatment of derivative financial instruments requires that we record the derivatives and related warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. The recorded value of all derivatives at September 30, 2012 totaled approximately $344,000. We did not carry any derivative financial instruments at December 31, 2011. Any change in fair value of these instruments will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. At September 30, 2012 derivatives were valued primarily using the Black-Scholes Option Pricing Model.

3. CAPITAL STOCK

Capital Stock Issued

During the nine months ended September 30, 2012, we issued shares of common stock as follows:

•	We issued 84,478 shares of restricted common stock valued at approximately $88,000 to various employees for services rendered during the period.

•	We issued 9,587 shares of common stock valued at approximately $10,000 pursuant to a settlement agreement.

•	We issued 1,000,000 shares of common stock for gross proceeds of $0.5 million in a registered direct offering pursuant to a Subscription Agreement dated April 30, 2012.

•

We issued 100,000 warrants with an exercise price of $0.50 per share for offering costs related to our registered direct offering. The relative fair value of these offering costs was $23,000 and recorded to Additional Paid In Capital. We estimated the fair value of the warrant using the Black-Scholes option pricing model using the following assumptions:

Assumptions:	May 2, 2012
Expected life	1.7 years
Expected volatility	89.4%
Dividends	None
Risk-free interest rate	0.27%

•	We issued 2,537,625 shares of common stock valued at approximately $2.9 million pursuant to an exchange agreement with certain convertible debt holders.

•	We issued 6,375,000 shares of common stock valued at approximately $1.2 million in settlement of our accounts payable.

•	We issued 50,000 shares of common stock valued at approximately $11,500 to a vendor in exchange for services.

Valuation Assumptions for Stock Options

During the year ended December 31, 2011, we granted options to our employees to purchase an aggregate of 300,000 shares of our common stock, with estimated total grant-date fair values of $0.7 million. We estimate that stock-based compensation for awards not expected to be exercised is $0.2 million. During the nine months ended September 30, 2012, we recorded stock-based compensation related to stock options of $51,000. The grant date fair value was estimated at the date of grant using the Black-Scholes option pricing model, assuming no dividends and the following assumptions:

January 14, 2011
Average risk-free interest rate	2.29%
Average expected life (in years)	6.0
Volatility	41.9%

•	Expected Volatility: The fair values of stock based payments were valued using a volatility factor based on our historical stock prices.

•	Expected Term: We elected to use the “simplified method” as discussed in SAB No. 107 to develop the estimate of the expected term.

•	Expected Dividend: We have not paid any dividends and do not anticipate paying dividends in the foreseeable future.

•

Risk-Free Interest Rate: We base the risk-free interest rate used on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equivalent to the expected term of the options.

Stock Option Activity

Under the 2004 Employee Stock Option Plan adopted by our board of directors (the “Plan”), our board of directors may issue incentive and non-qualified stock options to our employees. Options granted under the Plan generally expire at the end of five or ten years and vest in accordance with a vesting schedule determined by our board of directors, usually over three years from the grant date. As of September 30, 2012, we have 34,375 shares available for future grants under the Plan. We settle stock option exercises with newly issued shares of our common stock (in thousands except, per share data):

	2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding—January 1	373	$8.65	73	$22.40
Granted at fair value	—	—	300	5.31
Exercised	—	—	—	—
Cancelled/forfeited	(169)	12.26	—	—

Outstanding—September 30	204	5.62	373	8.65

Options exercisable at September 30	84	$6.08	133	$14.69

The following table summarizes information about stock options as of September 30, 2012, (in thousands, except per share data):

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value
$0.0—$5.31	200	$5.31	8.66	$—	80	$5.31	8.66	$—
$5.32—$22.40	4	$22.40	2.42	$—	4	$22.40	2.42	$—

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on our closing stock price of $0.26 at September 30, 2012 which would have been received by the option holders had all option holders exercised their options as of that date.

4. LOANS PAYABLE

Venture Loan Payable

On December 21, 2010, we entered into a Venture Loan and Security Agreement (the “Loan Agreement”) with Compass Horizon Funding Company, LLC (the “Lender”). The Loan Agreement provides for a total loan commitment of $5.0 million comprising of Loan A and Loan B, each in the amount of $2.5 million. Loan A was funded at closing on December 21, 2010 and matures 39 months after the date of advance. Loan B was funded on February 17, 2011 and also matures 39 months after the date of advance. We are obligated to pay interest per annum equal to the greater of (a) 12% or (b) 12% plus the difference between (i) the one month LIBOR Rate, on the date which is five business days before the funding of such loan and (ii) .30%. We are required to make interest only payments for the first nine months of each loan and equal payments of principal over the final thirty months of each loan. Any payments received after five days of written notice from the Lender will be assessed a 4% late payment fee. We granted a security interest to the Lender in all of our property.

In connection with loan, we issued a seven year warrant to the Lender to purchase 140,000 shares of common stock of the Company at an exercise price of $4.40. The relative fair value of the warrants was $0.2 million and will be recorded as interest expense over the term of the loan. We estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions:

Assumptions:	December 22, 2010
Expected life	7 years
Expected volatility	39.9%
Dividends	None
Risk-free interest rate	2.74%

Also in connection with the Loan Agreement, we incurred $0.4 million of debt issue costs which were deferred and are being amortized to interest expense over the term of the loan.

On June 29, 2012, we amended the Loan Agreement (the “Amendment”) to change the Maturity Date to the earlier to occur of (i) August 1, 2014, or (ii) the date of acceleration of a Loan following an event of default or the date of prepayment of the Loan. In addition, the definition of Scheduled Payments was amended. The definition of Events of Default was expanded to include the failure to pay certain late fees and amendment fees, which were agreed upon among the parties.

In connection with the Amendment, we issued a warrant to Horizon representing the right to purchase 225,000 shares of our common stock at an exercise price of $0.01 per share (the “new Warrant”). In addition, we issued a restated and amended warrant to purchase 140,000 shares of the Company’s common stock at an exercise price of $0.26 (the “amended Warrant”). The relative fair value of the new Warrant was $117,000. The change in the relative fair value of the amended Warrant was $32,000. These amounts will be recorded as interest expense over the remaining term of the loan. We estimated the fair value of the new and amended Warrants using the Black-Scholes option pricing model using the following assumptions:

Assumptions:	May 1, 2012
Expected life	7 years
Expected volatility	88.2%
Dividends	None
Risk-free interest rate	1.35%

Convertible Subordinated Notes

On May 24, 2011, we issued $12.5 million in aggregate principal amount of 7% Senior Subordinated Convertible Notes due June 1, 2016 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), entered into between us and Wells Fargo Bank, National Association, as trustee, on May 24, 2011. In connection with the issuance of the Notes, we entered into a Waiver to our Venture Loan and Security Agreement with Horizon, dated May 18, 2011 pursuant to which Horizon provided its consent to the offering of the Notes and waived any restrictions in the Loan Agreement.

The Notes are senior subordinated unsecured obligations which will rank subordinate in right to payment to all of our existing and future senior secured indebtedness and bear interest at a rate of 7% per annum payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2011. The Notes mature on June 1, 2016, with an early repurchase date of June 15, 2014 at the option of the purchaser. The Notes are convertible into shares of our common stock in accordance with the terms of the Notes and the Indenture, at the initial conversion rate of 172.4138 shares of our common stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $5.80 per share, subject to adjustment. If the Notes are converted into shares of our common stock prior to June 2, 2014, an interest make-whole payment will be due based on the conversion date up until June 2, 2014. Upon a non-stock change in control, additional shares of our common stock may need to be issued upon conversion, with a maximum additional shares of 25.606 per $1,000 in principal amount of Notes being issuable thereunder, for a total maximum of 198.0198 shares per $1,000 Note. Certain customary anti-dilution provisions included in the Indenture and/or the Notes could adjust the conversion rate.

The conversion feature within the Notes is not considered to be a beneficial conversion feature within the meaning of Accounting Standards Codification (“ASC”) 470, Debt, and therefore all of the gross proceeds from the Notes have been classified as long term debt. In connection with the issue of the Notes, we incurred approximately $1.3 million of debt issue costs which were deferred and are being amortized to interest expense over the term to the early repurchase date of June 15, 2014.

Also in connection with the issuance of the Notes, we entered into a Securities Purchase Agreement dated May 18, 2011 pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Notes and the shares of common stock underlying the Notes. The registration statement was declared effective on August 10, 2011.

On June 1, 2012, we entered into an Exchange Agreement and a Forbearance Agreement with certain of the holders of our Notes. Pursuant to the terms of the Exchange Agreement, certain of the holders agreed to exchange the Notes for shares at an exchange rate of one share of our common stock for each $1.00 amount of the Notes exchanged.

Pursuant to the terms of the Forbearance Agreement, certain of the holders agreed to forbear from exercising their rights to require us to pay accrued interest on June 1, 2012 until the earlier of December 1, 2012 or our failure to meet certain milestones. In addition, pursuant to the terms of the Forbearance Agreement, we agreed to amend the conversion rate of the Notes as set forth in the Indenture to provide for an effective conversion rate of $1.00.

At September 30, 2012, the Notes are convertible into 9,586,207 shares of our common stock.

Short-Term Convertible Notes

The total amount of Short-Term Convertible Notes Payable as of September 30, 2012 was $646,500, offset by a discount of $289,957. These Notes are comprised of the following:

•

On June 1, 2012 and July 3, 2012, we issued Convertible Promissory Notes to Asher Enterprises, Inc. (the “Asher Notes”) with a principal amount of $206,500 and bears 8% annual interest. The Asher Notes have maturity dates on March 5, 2013 and April 3, 2013 with repayment options from 100% to 135% of the principal amount beginning 90 days from each issuance date. The holder has the option to convert the principal and accrued interest into shares of our Company stock at a conversion price calculated as 70% of the average of the five lowest trading prices for our common stock during the 90 days prior to the conversion date. These proceeds from this loan were used to fund Company operations.

•

On June 26, 2012, we issued a Promissory Note to JMJ Financial (the “JMJ Note”) of $1.1 million and bears 0% interest if repaid at maturity. The JMJ Note has a maturity date of 180 days Effective Date of each funding. The Principal Sum due to JMJ Financial (“JMJ”) shall be prorated based on the consideration actually paid by JMJ, plus an approximate 10% Original Issue Discount (“OID”) that is prorated based on the consideration actually paid by JMJ as well as any other interest or fees. In addition, we will issue 100% warrant coverage for each amount funded under the JMJ Note. In addition, JMJ has the right, at any time at its election, to convert all or part of the outstanding and unpaid Principal Sum and any other fees, into shares of fully paid and non-assessable shares of our common stock. The Conversion Price is a variable calculation of 80% of the average of the three lowest closing prices for our common stock during the 20 days prior to the conversion date. We are only required to repay the amount funded and we are not required to repay any unfunded portion of the JMJ Note. The consideration received as of the date of this report is $400,000, in exchange for a Principal Sum of $440,000 and issuance of warrants totaling 1,886,792 shares with an exercise price of $0.21 (the “JMJ Warrants”). The relative fair value of the JMJ Warrants was $198,113. We estimated the fair value of the JMJ Warrant using the Black-Scholes option pricing model using the following assumptions:

Assumptions:	June 26, 2012	August 9, 2012
Expected life	4 years	4 years
Expected volatility	95.4%	97.7%
Dividends	None	None
Risk-free interest rate	0.59%	0.66%

•

For financial accounting purposes, the JMJ Warrant has a net settlement feature with the cashless exercise provision and a make whole provision which are considered embedded derivatives. The fair value of the JMJ Warrant is recorded as a debt discount at inception and recorded to interest expense over the life of the JMJ Note. The derivative will be valued at each reporting date and the change in fair value of the JMJ Warrants will result in a gain or loss recorded in our income statement. The relative fair value of the JMJ Warrant was revalued at September 30, 2012 and increased to approximately $344,000 during this period. We estimated the updated fair value of the JMJ Warrant using the Black-Scholes option pricing model using the following assumptions:

Assumptions:	September 30, 2012
Expected life	3.9 years
Expected volatility	101.8%
Dividends	None
Risk-free interest rate	0.47%

Mortgage Payable

Effective October 24, 2011, Cereplast Italia S.p.A (“Cereplast Italia”), our wholly owned subsidiary, completed its acquisition of an industrial plant and the real estate on which the industrial plant is located in Cannara, Italy. The Deed of Sale between Cereplast Italia and Societa Regionale Per Lo Sviluppo Economico Dell’Umbria — Sviluppumbria S.p.A, provided for an aggregate purchase price of approximately $6.5 million. In connection with the acquisition, Cereplast Italia entered into the following financing transactions:

•

Mortgage loan with Banca Monte Dei Paschi Di Sienna S.p.A for the principal of $4.5 million. The loan bears interest of Euribor (6-month) plus 5.7%. The loan is for a term of 15 years with interest only payments for the first two years, payable January 1 and July 1 each year and principal and interest payments thereafter according to an amortization schedule. 20% of the principal is guaranteed for 10 years by Gepafin, a local government agency; $0.5 million of the principal is guaranteed by Eurofidi through December 31, 2016.

•

Credit facility with Intesa Sanpaolo for up $0.7 million. The facility is for a term of eight months with a floating interest rate based on Euribor (3 month), currently 5.85%. Interest is deferred for the first two months of the term. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.

•

Credit facility with Unicredit Bank for up to $0.8 million. The facility is for a term of 18 months with a floating interest rate based on Euribor (3 month), currently 5.93%. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.

5. FAIR VALUE MEASUREMENTS

We have certain financial instruments that are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at September 30, 2012 (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
None	$—	$—	$—	$—

Total assets measured at fair value	$—	$—	$—	$—

Liabilities
Derivative liability (1)	$344	$—	$—	$344

Total liabilities measured at fair value	$344	$—	$—	$344

(1) See Note 4 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at September 30, 2012. We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

(in thousands)	Derivative Liability
Balance at December 31, 2011	$—
Total gains or losses (realized and unrealized)
Included in net loss	52
Valuation adjustment	—
Purchases, issuances, and settlements, net	292
Transfers to Level 3	—

Balance at September 30, 2012	$344

6. LEASES

We currently operate out of El Segundo, CA, Seymour, IN, and Bönen, Germany. The leases underlying these three facilities are summarized below:

•

California Facility — The El Segundo facility consists of approximately 5,475 square feet of corporate office space. The lease commenced on March 1, 2010 and has a term of five years. The lease was subsequently amended on April 1, 2011 to add additional office space. The lease term relating to the additional office space expires on May 31, 2013. Our current monthly rent is $13,654, with 3% annual escalation.

•

Indiana Facility — The Seymour facility consists of approximately 105,000 square feet used as a manufacturing and distribution facility for our products. The lease commenced in January 2008, with a ten year term expiring in January 2018. Our current monthly rent is $25,000.

•

Bönen Facility— The Bönen facility consists of approximately 1,000 square feet of corporate office space. The facility is subject to a lease with monthly rents of approximately $2,000 expiring in December 2018.

7. MAJOR CUSTOMERS AND FOREIGN SALES

The following customers accounted for 10% or more of net revenue in the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Customer A	—	68.0%	—	27.0%
Customer B	—	29.2%	—	26.8%
Customer C	—	—	—	26.3%
Customer D	80.3%	—	49.8%	—
Customer E	14.5%		18.0%	—
Customer F	—		10.5%	—

Our net sales were made up of sales to customers in the following geographic regions (in thousands):

	Three Months Ended September 30,
	2012		2011
North America	$94	19.7%	$81	1.5%
International
Germany	—	—%	—	—%
Italy	383	80.3%	5,262	97.2%
Other	—	—%	71	1.3%

Net sales	$477	100.0%	$5,414	100.0%

	Nine Months Ended September 30,
	2012		2011
North America	$338	44.0%	$749	3.6%
International
Germany	14	1.8%	5,494	26.4%
Italy	389	50.6%	12,470	59.8%
Other	28	3.6%	2,136	10.2%

Net sales	$769	100.0%	$20,849	100.0%

8. INCOME TAX

We are subject to U.S. and California income tax. Subject to limited statutory exceptions, we are no longer subject to federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2009. We are not presently liable for any income taxes nor are we undergoing any tax examinations by the Internal Revenue Service. No Deferred Tax Assets or Deferred Tax Liabilities are included in our balance sheets at September 30, 2012 or December 31, 2010.

Our policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

9. COMMON STOCK WARRANTS

In connection with the registered direct offering of 3,125,000 Units effective November 2011, we issued warrants to purchase 2,343,750 of our common stock. The per share exercise price of the warrants is $2.20. The warrants are exercisable at any time on or after the date that is 180 days after the initial issuance on the date of closing and will expire on a date that is five years from the date of closing.

In connection with the issue of 2,596,500 shares of common stock to accredited investors pursuant to the Securities Purchase Agreement entered into on January 26, 2011, we issued warrants to purchase 649,128 shares of the our common stock. The warrants have an exercise price of $6.35 per share and are exercisable for a period of five years commencing August 1, 2011.

In connection with the issue of 1,000,000 shares of common stock pursuant to a Subscription Agreement entered into on April 30, 2012, we issued a warrant to purchase 100,000 shares of our common stock for offering costs. The warrants have an exercise price of $0.50 per share and are exercisable for a period of seven years.

In connection with the Amendment with Compass Horizon Funding Company, LLC, we issued a warrant representing the right to purchase 225,000 shares of our common stock at an exercise price of $0.01 per share. In addition, we issued a restated and amended warrant to purchase 140,000 shares of the Company’s common stock at an exercise price of $0.26.

In connection with our JMJ Note, we issued a warrant to purchase 1,886,792 shares of our common stock. The warrants have an exercise price of $0.21per share and are exercisable for a period of four years.

A summary of warrant activity for the period ending September 30 is as follows (in thousands except per share data):

	2012		2011
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding—January 1,	4,219	$5.09	1,273	$4.44
Issued	2,212	0.20	649	6.35
Exercised	—	—	(35)	4.44

Outstanding—September 30	6,431	2.27	1,887	5.09

Warrants exercisable at end of period	6,431	$2.27	1,887	$5.09

10. SUBSEQUENT EVENTS

On October 15, 2012, we entered into an Exchange Agreement (the “Exchange Agreement”) with Magna Group LLC (“Magna”), pursuant to which we agreed to issue to Magna convertible notes (the “Magna Notes”), in the aggregate principal amount of up to $4.6 million, in exchange for an equal amount of participation interests in our Venture Loan with Compass Horizon Funding Company, LLC (“Horizon”) to be acquired by Magna. Pursuant to a participation purchase agreement dated as of October 15, 2012, Magna agreed to acquire, in tranches through on or around February 15, 2013, participation interests in the Venture Loan from Horizon up to the maximum amount of the principal outstanding, together with accrued interest and fees. As of November 9, 2012, we have issued approximately 2.1 million shares under the Exchange Agreement.

On October 15, 2012, we entered into a Note Purchase Agreement (the “Hanover Purchase Agreement”) with Hanover Holding I, LLC (“Hanover”), pursuant to which Hanover agreed to purchase from the Company, and we agreed to sell to Hanover (subject to the terms and conditions set forth therein), an aggregate of $0.8 million of convertible promissory notes (the “Hanover Notes”). Subject to the terms and conditions set forth in the Hanover Purchase Agreement, the Hanover Notes will be sold in tranches of $0.1 million through February 15, 2013.

On October 31, 2012, we received notice that NASDAQ has granted us an additional 180 days (until April 29, 2013) to regain compliance with NASDAQ’s $1.00 minimum bid price rule under NASDAQ Marketplace Listing Rule 5810(c)(3)(A).

As of November 9, 2012, we have issued 3.3 million shares since September 30, 2012 in connection with the settlement of our outstanding accounts payable balances.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses, other than underwriting discounts and commissions, payable by Cereplast, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee:

Securities and Exchange Commission Registration Fee	$620
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Miscellaneous	5,000

Total	$65,620

Item 14. Indemnification of Directors and Officers

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The Company’s articles of incorporation implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•

The Company shall indemnify all its directors and officers to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes or any other law then in effect or as it may hereafter be amended. The Company shall indemnify each of its present and future directors and officers who becomes a party or is threatened to be made a party to any suit or proceeding, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

•

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the foregoing actions, if such person undertakes to repay said expenses if it is ultimately determined by a court that he is not entitled to be indemnified by the Company, meaning, a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

On August 14, 2012, we issued 50,000 shares of common stock valued at approximately $11,500 to a vendor for services rendered.

On October 15, 2012, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Magna Group LLC (“Magna”), pursuant to which the Company agreed to issue to Magna convertible notes (the “Magna Notes”), in the aggregate principal amount of up to $4,598,110, in exchange for an equal amount of participation interests in certain secured promissory notes (the “Secured Notes”) issued by the Company to Compass Horizon Funding Company, LLC (“Horizon”) to be acquired by Magna. Pursuant to a participation purchase agreement dated as of October 15, 2012 (the “Magna Purchase Agreement”), Magna agreed to acquire, in tranches through on or around February 15, 2013, participation interests in the Secured Notes from Horizon up to the maximum amount of the principal outstanding, together with accrued interest and fees. The initial closing under the Exchange Agreement, pursuant to which the Company issued a Magna Note in the amount of $500,000 in exchange for a participation interest in a Secured Note in the amount of $500,000 (the “Initial Magna Closing”), occurred on October 15, 2012. The Magna Notes are convertible at the option of the holder at a conversion price equal to 75% of the average of the three lowest volume weighted average prices during the ten consecutive trading day period immediately prior to the date of conversion.

On October 15, 2012, the Company entered into a Note Purchase Agreement (the “Hanover Purchase Agreement”) with Hanover Holding I, LLC (“Hanover”), pursuant to which Hanover agreed to purchase from the Company, and we agreed to sell to Hanover (subject to the terms and conditions set forth therein), an aggregate of $800,000 of convertible promissory notes (the “Hanover Notes”). Subject to the terms and conditions set forth in the Hanover Purchase Agreement, the Hanover Notes will be sold in tranches of $100,000 through on or around February 15, 2013. The initial closing under the Hanover Purchase Agreement, pursuant to which we sold to Hanover a Hanover Note in the amount of $100,000 (the “Initial Hanover Closing”) occurred on October 16, 2012. The Hanover Notes are convertible at the option of the holder at a price equal to 75% of the average of the three lowest volume weighted average prices during the ten consecutive trading day period immediately prior to the date of conversion.

On September 28, 2012, the Company entered into a waiver agreement (the “September Waiver Agreement”) with Ironridge pursuant to which the Company sold to Ironridge 10 shares of Series D Preferred Stock for a purchase price of $100,000, and issued to Ironridge an additional 8 shares of Series D Preferred Stock as a non-refundable commitment fee for entering into the September Waiver Agreement.

On October 8, 2012, the Company entered into a waiver agreement (the “October Waiver Agreement”) with Ironridge pursuant to which the Company sold to Ironridge 10 shares of Series D Preferred Stock for a purchase price of $100,000, and issued to Ironridge an additional 9 shares of Series D Preferred Stock as a non-refundable commitment fee for entering into the October Waiver Agreement.

On August 29, 2012 an Order for Approval of Stipulation for Settlement of Claims (the “Order”) was entered by the Superior Court of the State of California, County of Los Angeles, Central District (Case No. BC490593) for the issuance of an aggregate of 300,000 shares of common stock of the Company (the “Initial Shares”) to Ironridge in settlement of $548,133.48 of the Company’s accounts payable (the “Accounts Payable”). The issuance is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions. The Initial Shares were to be issued pursuant to the Order, in settlement of the bona fide accounts payable of the Company, which had been purchased by Ironridge from certain creditors of the Company, in an amount equal to the Accounts Payable, plus fees and costs. The Order provides for an adjustment in the total number of shares which will be issued to Ironridge based upon certain circumstances as outlined in the Order. The Order caps the ownership of Ironridge to 9.99% of the outstanding shares of the Company.

On August 24, 2012, Cereplast, Inc. a Nevada corporation (the “Company”) entered into a Stock Purchase Agreement (“SPA”) with Ironridge Technology Co., a division of Ironridge Global IV, Ltd, for the sale of up to $5,000,000 shares of convertible redeemable Series A Preferred Stock (“Series A Preferred Stock”) at a price of $10,000 per share of Series A Preferred Stock.

We issued the following unregistered securities during the three months ended June 30, 2012:

•	On March 16, 2012, we issued 84,478 shares of common stock valued at approximately $88,000 to various employees for services rendered.

•	On March 16, 2012, we issued 9,587 shares of common stock valued at approximately $10,000 pursuant to a settlement agreement

•	We issued 1,000,000 shares of common stock for gross proceeds of $0.5 million in a registered direct offering pursuant to a Subscription Agreement dated April 30, 2012.

•	We issued 1,000,000 shares of common stock valued at approximately $1.3 million pursuant to an exchange agreement with certain convertible debt holders.

On July 20, 2012, the Company issued an aggregate of 2,225,000 shares of the Company’s common stock (the “Initial Shares”), to Ironridge, in settlement of $789,759.27 of the Company’s accounts payable (the “Accounts Payable”). The issuance is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions. The Initial Shares were issued pursuant to an Order for Approval of Stipulation for Settlement of Claims (the “Order”) between the Company and Ironridge, in settlement of the bona fide accounts payable of the Company, which had been purchased by Ironridge from certain creditors of the Company, in an amount equal to the Accounts Payable, plus fees and costs. The Order was entered by the Superior Court of the State of California, County of Los Angeles, Central District (Case No. BC487626) on July 18, 2012. The Order also provides for an adjustment in the total number of shares which may be issuable to Ironridge based on a calculation period for the transaction, defined as that number of consecutive trading days following the date on which the Initial Shares were issued (the “Issuance Date”) required for the aggregate trading volume of the Common Stock, as reported by Bloomberg LP, to exceed $4,000,000 (the “Calculation Period”). Pursuant to the Order, Ironridge will retain 100,000 shares of the Company’s common stock, plus that number of shares (the “Final Amount”) with an aggregate value equal to (a) the sum of the Accounts Payable and reasonable attorney fees and expenses through the end of the Calculation Period. The Order caps the ownership of Ironridge to 9.99% of the outstanding shares of the Company.

On March 16, 2012, we issued 84,478 shares of common stock valued at approximately $88,000 to various employees for services rendered.

On March 16, 2012, we issued 9,587 shares of common stock valued at approximately $10,000 pursuant to a settlement agreement

On December 7, 2011, we issued 14,586 shares of common stock valued at $15,606 for employee services.

On August 9, 2011, we issued 36,248 shares of common stock valued at $0.1 million to various employees for services rendered.

On April 4, 2011, we issued 35,000 shares of common stock valued $0.2 million pursuant to a warrant exercise.

On April 15, 2011, we issued 33,671 shares of common stock valued at $0.1 million to various employees for services rendered.

On May 24, 2011, the Company consummated the transactions (the “Closing”) contemplated by that certain Securities Purchase Agreement, dated May 18, 2011between the Company and the investors who are signatory thereto (the “Purchase Agreement”). At the Closing, the Company issued $12.5 million in aggregate principal amount of the Company’s 7% Senior Subordinated Convertible Notes due 2016 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), entered into between the Company and Wells Fargo Bank, National Association, as trustee, on May 24, 2011. A description of the Purchase Agreement, the Indenture and the Notes is contained in the current report on Form 8-K filed by the Company on May 19, 2011.

On February 28, 2011, we issued 4,062 shares of common stock valued at $20,00 pursuant to a settlement agreement

On February 28, 2011, we issued 95,877 shares of common stock valued at $0.5 million to various employees, directors and third parties for services rendered for prepaid rent.

On January 26, 2011 we issued 2,596,500 shares of common stock and 649,128 warrants with an exercise price of $6.35 for gross proceeds of $12.3 million in a private placement.

On November 4 2010, we issued 26,180 shares of common stock valued at $73,828 for employee services.

On January 26, 2011, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors for the sale of 2,596,500 Units at a price of $4.75 per unit. Each unit consists of one share of common stock (the “Shares”) and one warrant to purchase 0.25 shares of common stock (the “Warrants”). The Warrants have an exercise price of $6.35 per share and are exercisable for a period of five years commencing 180 days from the date of issuance.

On November 4, 2010, 26,181 shares of common stock valued at $73,830 were issued to employees for services rendered during the three month period ended September, 30, 2010.

On September 2, 2010, we issued 23,440 shares of common stock valued at $76,180 for employee services.

On September 2, 2010 we issued 20,162 shares of common stock valued at $75,002 pursuant to a settlement agreement.

On July 29, 2010, we issued 32,361 shares common stock valued at $108,409 for employee services.

On June 30, 2010 we issued 22,804 shares common stock valued at $116,310 for employee services.

On May 7, 2010, we issued 20,857 shares of common stock valued at $96,359 for prepaid public relations and other professional services.

On April 27, 2010, we issued 91,695 shares of common stock valued at $472,229 for prepaid professional services and rent.

On April 7, 2010, we issued 38,750 shares of common stock valued at $201,500 for professional services.

On March 31, 2010 we issued 705,000 shares of common stock for gross proceeds of $1,410,000 in a private placement.

Except as otherwise set forth above, in connection with the foregoing, we relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation. (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005.)

3.2	Certificate of Amendment to the Articles of Incorporation dated February 26, 2003 (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005.)

3.3	Certificate of Amendment to the Articles of Incorporation dated July 19, 2004 (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005.)

3.4	Certificate of Amendment to the Articles of Incorporation dated March 18, 2005 (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005.)

3.5	Certificate of Amendment to the Articles of Incorporation filed January 6, 2010 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on January 8, 2010)

3.6	Certificate of Designation filed with the Nevada Secretary of State on August 24, 2012 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on August 30, 2012).

3.7	Bylaws (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005.)

3.8	Amendment to Bylaws (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on December 28, 2009)

4.1	Form of Subscription Agreement used in connection with private offering dated April 2005 (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated August 26, 2005)

4.2	Stock Option Plan(Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated August 26, 2005)

4.3	Form of Placement Agent Warrant issued to Ladenburg Thalmann & Co. Inc. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on June 15, 2010)

4.4	Form of Warrant pursuant to the Securities Purchase Agreement dated June 9, 2010. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on June 15, 2010)

4.5	Form of Warrant issued pursuant to the Venture Loan and Security Agreement by and between Compass Horizon Funding Company, LLC and Cereplast, Inc. dated as December 21, 2010. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on December 22, 2010)

4.6	Indenture dated as of May 24, 2011(Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on May 24, 2011)

4.6	Global Note issued pursuant to the Indenture dated as of May 24, 2011. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on May 24, 2011)

4.7	Form of Warrant issued to the subscribers (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 15, 2011)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Sale and Purchase Agreement entered between the Company and Cargill Dow LLC (Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated August 26, 2005)

10.2	Letter re: Termination of Periodic Equity Investment Agreement dated December 8, 2008(Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on February 19, 2010)

10.3	Lease between Continental Grand I, L.P. and Cereplast, Inc. dated December 31, 2009 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on January 6, 2010)

10.4	Form of Securities Purchase Agreement entered into between Cereplast, Inc. and certain investors in March 2010 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on March 26, 2010)

10.5	Form of Securities Purchase Agreement dated June 9, 2010, entered into between Cereplast, Inc. and each investor in the Offering (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on June 15, 2010)

10.6	Placement Agent Agreement between Cereplast, Inc. and Ladenburg Thalmann & Co. Inc. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on June 15, 2010)

10.7	Venture Loan and Security Agreement by and between Compass Horizon Funding Company, LLC and Cereplast, Inc. dated as December 21, 2010. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on December 22, 2010)

10.8	Securities Purchase Agreement dated as of January 26, 2011 by and among Cereplast, Inc. and the investors party thereto. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on February 1, 2011)

10.9	Securities Purchase Agreement dated as of May 18, 2011 by and among Cereplast, Inc. and the investors party thereto. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on May 19, 2011)

10.10	Waiver to Venture Loan and Security Agreement dated May 18, 2011. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on May 24, 2011)

10.11	Amended and Restated Agreement by and between Cereplast, Inc. effective as of August 1, 2011. (Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the SEC on August 15, 2011)

10.12	Placement Agent Agreement, dated November 10, 2011, among the Company, Lazard Capital Markets LLC and Ardour Capital Investments, LLC (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 15, 2011)

10.13	Form of Subscription Agreement between the Company and each of the investors signatories thereto. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 15, 2011)

10.14	Indemnification Agreement between Cereplast, Inc. and Michael Okada dated as of February 13, 2012 (Incorporated by reference to the registrant’s annual report on Form 10-K filed with the SEC on March 16, 2012)

10.15	Form of Subscription Agreement between the Company and each of the investor signatory thereto (Incorporated by reference to the registrant’s annual report on Form 10-K filed with the SEC on May 1, 2012).

10.16	First Amendment of Venture Loan and Security Agreement dated as May 1, 2012 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on June 29, 2012)

10.17	Amended and Restated Secured Promissory Note (Loan A) (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on July 5, 2012)

10.18	Amended and Restated Secured Promissory Note (Loan B) (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on July 5, 2012)

10.19	Amended and Restated Common Stock Purchase Warrant (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on July 5, 2012)

10.20	Common Stock Purchase Warrant (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on July 5, 2012)

10.21	Form of Exchange Agreement (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on August 9, 2012)

10.22	Stock Purchase Agreement (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on August 30, 2012)

10.23	Registration Rights Agreement dated August 24, 2012 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on August 30, 2012)

10.24	Note Purchase Agreement dated October 15, 2012 (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on October 19, 2012).

10.25	Form of Hanover Note (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on October 19, 2012).

10.26	Exchange Agreement dated October 15, 2012. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on October 19, 2012).

10.27	Form of Magna Note (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on October 19, 2012).

10.28	First Amendment to Note Purchase Agreement dated November 8, 2012 by and between Cereplast, Inc. and Hanover Holdings I, LLC. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 15, 2012).

10.29	First Amendment to Exchange Agreement dated November 8, 2012 by and between Cereplast, Inc. and Magna Group, LLC. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 15, 2012).

10.30	Amendment to Stock Purchase Agreement, dated January 2, 2013, between the Company and Ironridge (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on January 8, 2013).

10.31	Amendment to Registration Rights Agreement, dated January 2, 2013, between the Company and Ironridge. (Incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on January 8, 2013).

10.32	Waiver Agreement, dated September 28, 2012, between the Company and Ironridge*

10.33	Waiver Agreement, dated October 8, 2012, between the Company and Ironridge*

21.1	Subsidiaries (Incorporated by reference to the registrant’s annual report on Form 10-K filed with the SEC on March 16, 2012)

23.1	Consent of Independent Registered Public Accounting Firm: HJ Associates & Consultants, LLP.*

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith

Item 17. Undertakings

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on January 25, 2013.

Cereplast, Inc.

By:	/s/ Frederic Scheer
Frederic Scheer
Chairman and Chief Executive Officer (Principal Executive Officer,)

/s/ Michael Okada
Michael Okada
Vice President, Chief Accounting Officer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic Scheer, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-3 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frederic Scheer Frederic Scheer	Chairman and Chief Executive Officer (Principal Executive Officer)	January 25, 2013

/s/ Michael Okada Michael Okada	Vice President, Chief Accounting Officer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2013

/s/ Jacques Vincent Jacques Vincent	Director	January 25, 2013

/s/ Paul Pelosi Paul Pelosi	Director	January 25, 2013

/s/ Craig Robert Peus Craig Robert Peus	Director	January 25, 2013

/s/ Franklin L. Hunt Franklin L. Hunt	Director	January 25, 2013